Exhibit 15.6

NAVIOS MARITIME ACQUISITION CORPORATION

Report of Independent Auditors

To the Shareholder of Navios Maritime Acquisition Corporation

Opinion

We have audited the consolidated financial statements of Navios Maritime Acquisition Corporation (the “Company”), which comprise the consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of operations, changes in stockholder’s equity and cash flows for each of the three years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for the three years in the period ended December 31, 2021 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece

April 12, 2022

NAVIOS MARITIME ACQUISITION CORPORATION

CONSOLIDATED BALANCE SHEETS

(Expressed in thousands of U.S. Dollars except share data)

	Notes	December 31, 2021	December 31, 2020
ASSETS
Current assets
Cash and cash equivalents	3	$23,922	$40,594
Restricted cash	3	1,915	763
Accounts receivable, net	4	6,242	8,151
Prepaid expenses and other current assets	5	7,098	6,136
Inventories	5	7,475	7,130
Assets held for sale	8	—	77,831

Total current assets		46,652	140,605

Vessels, net	6	1,171,868	1,286,378
Goodwill	7	1,579	1,579
Other long-term assets	2,13,16,20	13,750	11,720
Deferred dry dock and special survey costs, net		49,417	48,513
Amounts due from related parties, long-term	9,15	14,223	14,658
Operating lease assets	19	198,097	65,544

Total non-current assets		1,448,934	1,428,392

Total assets		$1,495,586	$1,568,997

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	10	$10,167	$10,605
Accrued expenses	12	4,820	12,525
Amounts due to parent group companies, short term	15	25,685	—
Amounts due to related parties, short-term	15	25,910	30,082
Dividends payable	11	—	828
Deferred revenue		8,672	8,931
Current portion of long-term debt, net of deferred finance costs	13	67,416	704,772
Current portion of loans payable to parent group companies	15	80,635	—
Liabilities associated with assets held for sale	8	—	34,071
Operating lease liabilities, current portion	19	13,796	4,046

Total current liabilities		237,101	805,860

Long-term debt, net of current portion, premium and net of deferred finance costs	13	337,036	371,815
Long-term loans payable to parent group companies, net of current portion	15	254,162	—
Operating lease liabilities, net of current portion	19	183,866	61,465

Total non-current liabilities		775,064	433,280

Total liabilities		$1,012,165	$1,239,140

Commitments and contingencies	16	—	—
Stockholders’ equity
Preferred stock, $0.0001 par value; 10,000,000 shares authorized		—	—
Common stock, $0.0001 par value; 250,000,000 shares authorized; 500 and 16,559,481 issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	17	—	2
Additional paid-in capital	17	682,871	509,671
Accumulated deficit		(199,450)	(179,816)

Total stockholders’ equity		483,421	329,857

Total liabilities and stockholders’ equity		$1,495,586	$1,568,997

See notes to the consolidated financial statements.

NAVIOS MARITIME ACQUISITION CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Expressed in thousands of U.S. dollars)

		Year Ended	Year Ended	Year Ended
	Notes	December 31, 2021	December 31, 2020	December 31, 2019
Time charter and voyage revenues	2	$250,859	$361,438	$280,117
Time charter and voyage expenses	15	(28,782)	(17,820)	(22,690)
Direct vessel expenses	15	(22,527)	(14,119)	(10,132)
Vessel operating expenses (entirely through related party transactions)	15	(120,281)	(127,611)	(107,748)
General and administrative expenses	15	(19,858)	(22,097)	(21,689)
Depreciation and amortization	6	(64,843)	(66,629)	(67,892)
Interest income	15	3	32	7,717
Interest expense and finance cost	13	(64,810)	(82,278)	(91,442)
Gain on bond repurchase	13	30,191	15,786	1,940
Gain on sale of vessels, net and Impairment loss	6,8,9	14,427	(17,168)	(36,731)
Equity in net earnings of affiliated companies	3,9,15	—	—	2,948
Transaction costs		(1,917)	—	—
Gain on loan conversion to common stock	15	10,853	—	—
Other income		494	341	1,335
Other expense	15	(3,443)	(2,266)	(1,174)

Net (loss)/ income		$(19,634)	$27,609	$(65,441)

Dividend on restricted shares		—	(144)	(253)
Undistributed income attributable to Series C participating preferred shares		—	—	(13)

Net (loss)/ income attributable to common stockholders, basic		$(19,634)	$27,465	$(65,707)

See notes to the consolidated financial statements.

NAVIOS MARITIME ACQUISITION CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in thousands of U.S. dollars)

	Notes	Year Ended December 31, 2021	Year Ended December 31, 2020	Year Ended December 31, 2019
OPERATING ACTIVITIES:
Net (loss)/ income		$(19,634)	$27,609	$(65,441)
Adjustments to reconcile net (loss)/ income to net cash provided by operating activities:
Depreciation and amortization	6	64,843	66,629	67,892
Amortization and write-off of deferred finance costs and bond premium	13	6,868	5,671	4,798
Gain on bond repurchase	13	(30,191)	(15,786)	(1,940)
Amortization of dry dock and special survey costs		16,550	13,493	9,576
Stock based compensation	17	173	482	909
Gain on sale of vessels, net and Impairment loss	6,8,9	(14,427)	17,168	36,731
Equity in net earnings of affiliates	9,15	—	—	(2,948)
Gain on loan conversion to common stock		(10,853)	—	—
Changes in operating assets and liabilities:
(Increase)/ decrease in prepaid expenses and other current assets	5	(873)	6,634	2,680
Decrease/ (increase) in inventories	5	639	(533)	3,541
Decrease/ (increase) in accounts receivable		2,516	25,863	(8,655)
Increase in due from related parties, short-term		(1,024)	—	(7,034)
Decrease in due to parent group companies, short-term		(67,193)	—	—
(Increase)/ decrease in other long term assets		(2,144)	(2,661)	—
(Increase)/ decrease in due from related parties long-term		—	(4,578)	899
(Decrease)/ increase in accounts payable		(789)	(4,875)	282
(Decrease)/ increase in accrued expenses		(7,802)	(1,795)	583
Payments for dry dock and special survey costs		(18,441)	(25,103)	(6,864)
Decrease in due to related parties, short-term		(4,173)	(2,068)	(4,858)
(Decrease)/ increase in deferred revenue		(259)	6,499	(907)
Decrease in operating lease liabilities short and long-term	19	(404)	(33)	—

Net cash (used in)/ provided by operating activities		$(86,618)	$112,616	$29,244

INVESTING ACTIVITIES:
Net cash proceeds from sale of vessels	6,9	146,079	—	71,252
Acquisition of vessels/ Vessels improvements	6	(5,195)	(41,023)	(65,225)
Loans receivable from affiliates	15	—	—	(2,000)

Net cash provided by/ (used in) investing activities		$140,884	$(41,023)	$4,027

FINANCING ACTIVITIES
Loan proceeds, net of deferred finance costs	13	332,216	130,950	308,368
Loan repayments	13	(827,268)	(186,875)	(347,699)
Dividend paid	11	(828)	(19,204)	(12,359)
Net proceeds from equity offering	17	3,878	3,234	16,227
Loan proceeds from parent group companies	15	181,878	—	—
Loan proceeds from related company	15	100,000	—	—
Debt issuance costs		(9,662)	(2,392)	—
Contribution on obtaining control by Parent Company	13	150,000	—	—
Acquisition of treasury stock	17	—	—	(366)

Net cash used in financing activities		$(69,786)	$(74,287)	$(35,829)

Net decrease in cash, cash equivalents and restricted cash		(15,520)	(2,694)	(2,558)

Cash, cash equivalents and restricted cash, beginning of year		41,357	44,051	46,609

Cash, cash equivalents, and restricted cash end of year		$25,837	$41,357	$44,051

Supplemental disclosures of cash flow information
Cash interest paid, net of capitalized interest		$62,743	$77,412	$86,014
Non-cash investing activities
Accrued interest on loan to affiliates		$—	$—	$(2,948)
Acquisition of vessels		$—	$—	$33,210
Container vessel owning companies acquisition		—	37,658	—
Non-cash financing activities
Stock based compensation		$173	$482	$909
Accrued deferred finance costs		$—	$—	$1,702
Other long term assets		$—	$3,602	$5,456
Loan due to parent group companies		$92,878	$—	$—
Loan cancellation in exchange of common stock (see Note 15)		$30,000	$—	$—

See notes to the consolidated financial statements.

NAVIOS MARITIME ACQUISITION CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Expressed in thousands of U.S. dollars, except share data)

		Preferred Stock		Common Stock
	Notes	Number of Preferred Shares	Amount	Number of Common Shares	Amount	Additional Paid-in Capital	(Accumulated Deficit)/ Retained Earnings	Total Stockholders’ Equity
Balance, December 31, 2018		1,000	$—	13,280,927	$1	$522,335	$(141,984)	$380,352

Issuance of common shares	17	—	—	2,145,020	1	15,467	—	15,468
Dividend paid/ declared	11	—	—	—	—	(17,070)	—	(17,070)
Conversion of preferred stock to common	17	(1,000)	—	511,733	—	—	—	—
Stock based compensation	17	—	—	—	—	909	—	909
Acquisition of treasury stock	17	—	—	(64,289)	—	(366)	—	(366)
Net loss		—	—	—	—	—	(65,441)	(65,441)

Balance, December 31, 2019		—	$—	15,873,391	$2	$521,275	$(207,425)	$313,852

Proceeds from public offering and issuance of common shares	17	—	—	686,090	—	3,234	—	3,234
Dividend paid/ declared	11	—	—	—	—	(15,320)	—	(15,320)
Stock based compensation	17	—	—	—	—	482	—	482
Net income		—	—	—	—	—	27,609	27,609

Balance, December 31, 2020		—	$—	16,559,481	$2	$509,671	$(179,816)	$329,857

Proceeds from public offering and issuance of common shares	17	—	—	1,176,485	—	3,878	—	3,878
Shares issued due to NNA Merger and conversion of NSM Loan		—	—	52,941,176	5	169,142	—	169,147
Cancellation of shares	1	—	—	(70,676,642)	(7)	7	—	—
Stock based compensation	17	—	—	—	—	173	—	173
Net loss		—	—	—	—	—	(19,634)	(19,634)

Balance, December 31, 2021		—	$—	500	$—	$682,871	$(199,450)	$483,421

See notes to the consolidated financial statements.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

NOTE 1: DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Navios Maritime Acquisition Corporation (“Navios Acquisition” or the “Company”) owns a large fleet of modern crude oil, refined petroleum product and chemical tankers providing world-wide marine transportation services. The operations of Navios Acquisition are managed by Navios Tankers Management Inc. (the “Manager”).

Navios Acquisition was incorporated in the Republic of the Marshall Islands on March 14, 2008. On July 1, 2008, Navios Acquisition completed its initial public offering (“IPO”). On May 28, 2010, Navios Acquisition consummated the vessel acquisition which constituted its initial business combination. Following such transaction, Navios Acquisition commenced its operations as an operating company.

In October 2019, Navios Acquisition completed a registered direct offering of 1,875,000 shares of its common stock at $8.00 per share, raising gross proceeds of $15,000. Total net proceeds of the above transactions, net of agents’ costs of $675 and offering costs of $957, amounted to $13,368.

On November 29, 2019, Navios Acquisition entered into a Continuous Offering Program Sales Agreement for the issuance and sale from time to time shares of Navios Acquisition’s common stock having an aggregate offering price of up to $25,000. The sales were being made pursuant to a prospectus supplement as part of a shelf registration statement which was set to expire in December 2019. Navios Acquisition went effective on a new shelf registration statement which was declared effective on December 23, 2019. Accordingly, an updated Continuous Offering Program Sales Agreement (the “Sales Agreement”) was entered into on December 23, 2019. As before, the Sales Agreement contains, among other things, customary representations, warranties and covenants by Navios Acquisition and indemnification obligations of the parties thereto as well as certain termination rights for such parties. As of December 31, 2021, since the commencement of the program, Navios Acquisition has issued 2,132,595 shares of common stock and received net proceeds of $9,212.

On August 25, 2021, Navios Maritime Partners L.P. (“Navios Partners”) entered into an agreement and plan of merger with Navios Partners and Navios Partners’ direct wholly owned subsidiary, Navios Acquisition Merger Sub. Inc. (“Merger Sub”) (the “Merger Agreement”) with the Company being the surviving entity (the “NNA Merger”). Navios Partners purchased 44,117,647 newly issued shares of Navios Acquisition, thereby acquiring a controlling interest of 62.4% in Navios Acquisition and the results of operations of Navios Acquisition are included in Navios Partners’ consolidated statements of operations commencing on August 26, 2021. Subsequently on October 15, 2021, Navios Partners completed the NNA Merger, and as a result thereof Navios Acquisition became a wholly-owned subsidiary of Navios Partners. Each outstanding share of common stock of Navios Acquisition that was held by a stockholder other than Navios Partners was converted into the right to receive 0.1275 of a common unit of Navios Partners. As a result of the NNA Merger, 3,388,226 common units of Navios Partners were issued to former public stockholders of Navios Acquisition. The full outstanding capital of Navios Acquisition currently being held by Navios Partners is 500 shares. Upon completion of the NNA Merger, the Navios Acquisition common shares previously listed on NYSE under the stock symbol “NNA” were deregistered under the Exchange Act and were cancelled and retired.

As of December 31, 2021, Navios Acquisition had outstanding 500 shares of common stock outstanding.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of presentation: The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Going Concern

As of December 31, 2020, Navios Acquisition’s current assets totaled $140,605, while current liabilities totaled $805,860, resulting in a negative working capital position of $665,255, primarily related to the classification as current of the $602,600 of 2021 Notes (as defined herein) which were due to mature on November 15, 2021, balloon payments due under its credit facilities and financial liabilities under the sale and leaseback transactions. These conditions at that time raised substantial doubt about the Company’s ability to continue as a going concern.

During 2021, Navios Acquisition redeemed in full its Ship Mortgage Notes (as defined herein) on September 25, 2021(see Note 13 – Borrowings). In addition, during the fourth quarter of 2021, Navios Partners completed the NNA Merger (see Note 1 – Description of organization and business operations).

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Following the above and based on internal forecasts and projections that take into account reasonably possible changes in Company’s trading performance, management believes that the Company has adequate financial resources including the support of its Parent Company, Navios Partners, to continue in operation and meet its financial commitments, including but not limited to capital expenditures and debt service obligations, for a period of at least twelve months from the date of issuance of these consolidated financial statements. Accordingly, substantial doubt about the Company’s ability to continue as a going concern has been alleviated.

(b) Recent accounting pronouncements

In July 2021, the FASB issued ASU 2021-05, Lease (Topic 842): Lessors—Certain Leases with Variable Lease Payments (“ASU 2021-05”). The guidance in ASU 2021-05 amends the lease classification requirements for the lessors under certain leases containing variable payments to align with practice under ASC 840. The lessor should classify and account for a lease with variable lease payments that do not depend on a reference index or a rate as an operating lease if both of the following criteria are met: 1) the lease would have been classified as a sales-type lease or a direct financing lease in accordance with the classification criteria in ASC 842-10-25-2 through 25-3; and 2) the lessor would have otherwise recognized a day-one loss. The amendments in ASU 2021-05 are effective for fiscal years beginning after December 15, 2021, with early adoption permitted. The Company is currently evaluating the impact of adoption to the consolidated and combined financial statements and related disclosures.

In March 2020, the Financial Accounting Standards Board issued ASU No. 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“ASU 2020-04”).” ASU 2020-04 provides temporary optional expedients and exceptions to the guidance in U.S. GAAP on contract modifications and hedge accounting to ease the financial reporting burdens related to the expected market transition from the London Interbank Offered Rate (LIBOR) and other interbank offered rates to alternative reference rates. In January 2021, the FASB issued Accounting Standard Update (“ASU”) 2021-01 (Topic 848), which amends and clarifies the existing accounting standard issued in March 2020 (“ASU”) 2020-04 for Reference Rate Reform. Reference rates such as LIBOR, are widely used in a broad range of financial instruments and other agreements. The ASU permits entities to elect certain optional expedients and exceptions when accounting for derivative contracts and certain hedging relationships affected by changes in the interest rates used for discounting cash flows, for computing variation margin settlements, and for calculating price alignment interest in connection with reference rate reform activities under way in global financial markets (the “discounting transition”). The ASU 2020-04 is effective for adoption at any time between March 12, 2020 and December 31, 2022, for all entities and the ASU 2021-01 is effective for all entities as of January 7, 2021 through December 31, 2022. As of December 31, 2021, the Company has not made any contract modifications to replace the reference rate in any of its agreements and will continue to evaluate the effects of this standard on its consolidated financial position, results of operations, and cash flows.

(c) Principles of consolidation: The accompanying consolidated financial statements include the accounts of Navios Acquisition, a Marshall Islands corporation, and its majority owned subsidiaries. All significant intercompany balances and transactions have been eliminated in the consolidated statements.

The Company also consolidates entities that are determined to be variable interest entities (“VIEs”) as defined in the accounting guidance, if it determines that it is the primary beneficiary. A variable interest entity is defined as a legal entity where either (a) equity interest holders as a group lack the characteristics of a controlling financial interest, including decision making ability and an interest in the entity’s residual risks and rewards, or (b) the equity holders have not provided sufficient equity investment to permit the entity to finance its activities without additional subordinated financial support, or (c) the voting rights of some investors are not proportional to their obligations to absorb the expected losses of the entity, their rights to receive the expected residual returns of the entity, or both and substantially all of the entity’s activities either involve or are conducted on behalf of an investor that has disproportionately few voting rights.

(d) Equity method investments: Affiliates are entities over which the Company generally has between 20% and 50% of the voting rights, or over which the Company has significant influence, but it does not exercise control. Investments in these entities are accounted for under the equity method of accounting. Under this method, the Company records an investment in the stock of an affiliate at cost, and adjusts the carrying amount for its share of the earnings or losses of the affiliate subsequent to the date of investment and reports the recognized earnings or losses in income. Dividends received from an affiliate reduce the carrying amount of the investment. The Company recognizes gains and losses in earnings for the issuance of shares by its affiliates, provided that the issuance of such shares qualifies as a sale of such shares. When the Company’s share of losses in an affiliate equals or exceeds its interest in the affiliate, the Company does not recognize further losses, unless the Company has incurred obligations or made payments on behalf of the affiliate.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Navios Acquisition evaluates its equity method investments, for other than temporary impairment, on a quarterly basis. Consideration is given to (1) the length of time and the extent to which the fair value has been less than the carrying value, (2) the financial condition and near-term prospects and (3) the intent and ability of the Company to retain its investments for a period of time sufficient to allow for any anticipated recovery in fair value.

(e) Subsidiaries: Subsidiaries are those entities in which the Company has an interest of more than one half of the voting rights and/or otherwise has power to govern the financial and operating policies. The acquisition method of accounting is used to account for the acquisition of subsidiaries if deemed to be a business combination. The cost of an acquisition is measured as the fair value of the assets given up, shares issued or liabilities undertaken at the date of acquisition. The excess of the cost of acquisition over the fair value of the net assets acquired and liabilities assumed is recorded as goodwill.

As of December 31, 2021, the entities included in these consolidated financial statements were:

		Country of	Statements of Operations
Company name	Vessel name	incorporation	2021	2020	2019
Amorgos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Andros Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Antikithira Shipping Corporation	Vessel-Owning Company(1)	Marshall Is.	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Antiparos Shipping Corporation	Vessel-Owning Company(1)	Marshall Is.	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Amindra Navigation Co.	Sub-Holding Company	Marshall Is.	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Crete Shipping Corporation	Vessel-Owning Company(1)	Marshall Is.	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Folegandros Shipping Corporation	Vessel-Owning Company(1)	Marshall Is.	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Ikaria Shipping Corporation	Vessel-Owning Company(1)	Marshall Is.	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Ios Shipping Corporation	Vessel-Owning Company(1)	Cayman Is.	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Kithira Shipping Corporation	Vessel-Owning Company(1)	Marshall Is.	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Kos Shipping Corporation	Vessel-Owning Company(1)	Marshall Is.	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Mytilene Shipping Corporation	Vessel-Owning Company(1)	Marshall Is.	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Navios Maritime Acquisition Corporation	Holding Company	Marshall Is.	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Navios Acquisition Finance (U.S.) Inc.	Co-Issuer	Delaware	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Rhodes Shipping Corporation	Vessel-Owning Company(1)	Marshall Is.	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Serifos Shipping Corporation	Vessel-Owning Company(1)	Marshall Is.	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Shinyo Loyalty Limited	Former Vessel-Owning Company(2)	Hong Kong	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Shinyo Navigator Limited	Former Vessel-Owning Company(3)	Hong Kong	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Sifnos Shipping Corporation	Vessel-Owning Company(1)	Marshall Is.	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Skiathos Shipping Corporation	Vessel-Owning Company(1)	Marshall Is.	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Skopelos Shipping Corporation	Vessel-Owning Company(1)	Cayman Is.	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Syros Shipping Corporation	Vessel-Owning Company(1)	Marshall Is.	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Thera Shipping Corporation	Vessel-Owning Company(1)	Marshall Is.	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Tinos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Oinousses Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Psara Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Antipsara Shipping Corporation	Vessel-Owning Company(1)	Marshall Is.	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Samothrace Shipping Corporation	Vessel-Owning Company(1)	Marshall Is.	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Thasos Shipping Corporation	Vessel-Owning Company(1)	Marshall Is.	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Limnos Shipping Corporation	Vessel-Owning Company(1)	Marshall Is.	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Skyros Shipping Corporation	Vessel-Owning Company(1)	Marshall Is.	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Alonnisos Shipping Corporation	Former Vessel-Owning Company(4)	Marshall Is.	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Makronisos Shipping Corporation	Former Vessel-Owning Company(4)	Marshall Is.	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Iraklia Shipping Corporation	Vessel-Owning Company(1)	Marshall Is.	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Paxos Shipping Corporation	Former Vessel-Owning Company(5)	Marshall Is.	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Antipaxos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Donoussa Shipping Corporation	Former Vessel-Owning Company(6)	Marshall Is.	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Schinousa Shipping Corporation	Former Vessel-Owning Company(7)	Marshall Is.	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Navios Acquisition Europe Finance Inc	Sub-Holding Company	Marshall Is.	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Kerkyra Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Lefkada Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Zakynthos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Leros Shipping Corporation	Former Vessel-Owning Company(18)	Marshall Is.	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Kimolos Shipping Corporation	Former Vessel-Owning Company(12)	Marshall Is.	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Samos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Tilos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Delos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Agistri Shipping Corporation	Operating Subsidiary	Malta	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Olivia Enterprises Corp.	Vessel-Owning Company	Marshall Is.	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Cyrus Investments Corp.	Vessel-Owning Company	Marshall Is.	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Doxa International Corp.	Vessel-Owning Company	Marshall Is.	1/1 – 12/31	1/1 – 12/31	4/10 – 12/31
Tzia Shipping Corp.	Vessel-Owning Company(9)	Marshall Is.	1/1 – 12/31	6/4 – 12/31	—
Navios Maritime Midstream Partners GP LLC	Holding Company	Marshall Is.	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Navios Maritime Midstream Operating LLC	Sub-Holding Company	Marshall Is.	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Navios Maritime Midstream Partners L.P.	Sub-Holding Company	Marshall Is.	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Navios Maritime Midstream Partners Finance (US) Inc.	Co-borrower	Delaware	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Shinyo Kannika Limited	Former Vessel-Owning Company(8)	Hong Kong	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Shinyo Ocean Limited	Former Vessel-Owning Company(10)	Hong Kong	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Shinyo Saowalak Limited	Vessel-Owning Company	British Virgin Is.	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Shinyo Kieran Limited	Vessel-Owning Company	British Virgin Is.	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Shinyo Dream Limited	Former Vessel-Owning Company(11)	Hong Kong	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Sikinos Shipping Corporation	Former Vessel-Owning Company(17)	Marshall Is.	1/1 – 12/31	1/1 – 12/31	1/1 – 12/31
Alkmene Shipping Corporation	Vessel-Owning Company(13)	Marshall Is.	1/1 – 12/31	1/1 – 12/31	12/14 – 12/31
Persephone Shipping Corporation	Vessel-Owning Company(13)	Marshall Is.	1/1 – 12/31	1/1 – 12/31	12/14 – 12/31
Rhea Shipping Corporation	Vessel-Owning Company(1),(13)	Marshall Is.	1/1 – 12/31	1/1 – 12/31	12/20 – 12/31
Aphrodite Shipping Corporation	Vessel-Owning Company(13)	Marshall Is.	1/1 – 12/31	1/1 – 12/31	12/20 – 12/31
Dione Shipping Corporation	Vessel-Owning Company(13)	Marshall Is.	1/1 – 12/31	1/1 – 12/31	12/20 – 12/31
Boysenberry Shipping Corporation	Vessel-Owning Company(14)(15)	Marshall Is.	1/1 – 12/31	6/29 – 12/31	—
Cadmium Shipping Corporation	Vessel-Owning Company(14)(23)	Marshall Is.	1/1 – 12/31	6/29 – 12/31	—

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Celadon Shipping Corporation	Vessel-Owning Company(14)(22)	Marshall Is.	1/1 – 12/31	6/29 – 12/31	—
Cerulean Shipping Corporation	Vessel-Owning Company(14)(16)	Marshall Is.	1/1 – 12/31	6/29 – 12/31	—
Bole Shipping Corporation	Vessel-Owning Company(14)(21)	Marshall Is.	1/1 – 4/28	6/29 – 12/31	—
Brandeis Shipping Corporation	Vessel-Owning Company(14)(19)	Marshall Is.	1/1 – 5/10	6/29 – 12/31	—
Buff Shipping Corporation	Vessel-Owning Company(14)(20)	Marshall Is.	1/1 – 5/10	6/29 – 12/31	—
Letil Navigation Limited	Sub-Holding Company	Marshall Is.	1/1 – 12/31	—	—

(1)	Currently, vessel-operating company under a sale and leaseback transaction.
(2)	Former vessel-owner of the Shinyo Splendor which was sold to an unaffiliated third party on May 6, 2014.
(3)	Former vessel-owner of the Shinyo Navigator which was sold to an unaffiliated third party on December 6, 2013.
(4)

Each company had the rights over a shipbuilding contract of an MR2 product tanker vessel. In February 2015, these shipbuilding contracts were terminated, with no exposure to Navios Acquisition, due to the shipyard’s inability to issue a refund guarantee.

(5)	Former vessel-owner of the Nave Lucida which was sold to an unaffiliated third party on January 27, 2016.
(6)	Former vessel-owner of the Nave Universe which was sold to an unaffiliated third party on October 4, 2016.
(7)	Former vessel-owner of the Nave Constellation which was sold to an unaffiliated third party on November 15, 2016.
(8)	The vessel Shinyo Kannika was sold to an unaffiliated third party on March 22, 2018.
(9)	Bareboat chartered-in vessel with purchase option, expected to be delivered in the third quarter of 2022.
(10)	In May 10, 2019, Navios Acquisition sold the Shinyo Ocean, a 2001-built VLCC vessel of 281,395 dwt to an unaffiliated third party for a sale price of $12,525.
(11)	On March 25, 2019, Navios Acquisition sold the C. Dream, a 2000-built VLCC vessel of 298,570 dwt to an unaffiliated third party for a sale price of $21,750.
(12)	On October 8, 2019, Navios Acquisition sold the Nave Electron, a 2002-built VLCC vessel of 305,178 dwt to an unaffiliated third party for a sale price of $25,250.
(13)	In December 2019, Navios Acquisition acquired five product tankers, two LR1 product tankers and three MR1 product tankers following the Liquidation of Navios Europe I.
(14)	In June 2020, Navios Acquisition acquired seven vessel owning companies following the Liquidation of Navios Europe II.
(15)	In March 2021, Navios Acquisition sold the Solstice N, a 2007-built container vessel of 3,398 teu to an unaffiliated party for a gross sale price of $11,000.
(16)	In January 2021, Navios Acquisition sold the Allegro N, a 2014-built container vessel of 3,421 teu to an unaffiliated party for a gross sale price of $14,075.
(17)	In March 2021, Navios Acquisition sold the Nave Celeste, a 2003-built VLCC vessel of 298,717 dwt to an unaffiliated party for a sale price of $24,400.
(18)	In June 2021, Navios Acquisition sold the Nave Neutrino, a 2003-VLCC vessel of 298,287 dwt to an unaffiliated party for a sale price of $25,000.
(19)	In May 2021, Navios Acquisition sold the Ete N, a 2012-built container vessel of 41,139 dwt to a related party for a sale price of $19,500.
(20)	In May 2021, Navios Acquisition sold the Fleur N, a 2012-built container vessel of 41,130 dwt to a related party for a sale price of $19,500.
(21)	In April 2021, Navios Acquisition sold the Spectrum N a 2009-built container vessel of 34,333 dwt to a related party for a sale price of $16,500.
(22)	In May 2021, Navios Acquisition sold the Vita N, a 2010-built container vessel of 23,359 dwt, to an unaffiliated third party for a sale price of $9,125.
(23)	In May 2021, Navios Acquisition sold the Acrux N, a 2010-built container vessel of 23,338 dwt, to an unaffiliated third party for a sale price of $9,338.

(f) Use of estimates: The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. On an on-going basis, management evaluates the estimates and judgments, including those related to uncompleted voyages, future drydock dates, the selection of useful lives for tangible assets and scrap value, expected future cash flows from long-lived assets to support impairment tests, provisions necessary for accounts receivables, provisions for legal disputes, and contingencies and the valuation estimates inherent in the deconsolidation gain. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates under different assumptions and/or conditions.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

(g) Cash and Cash equivalents: Cash and cash equivalents consist of cash on hand, deposits held on call with banks, and other short-term liquid investments with original maturities of three months or less.

(h) Restricted Cash: As of December 31, 2021 and 2020, restricted cash consisted of $1,915 and $763, respectively, which related to amounts held in retention account in order to service debt and interest payments, as required by certain of Navios Acquisition’s credit facilities.

(i) Accounts Receivable, net: Accounts receivable includes receivables from charterers for hire, freight and demurrage billings. On January 1, 2020, the Company adopted Accounting Standards Update 2016-13, “Financial Instruments—Credit Losses” (“ASC 326”). At each balance sheet date, the Company maintains an allowance for credit losses for expected uncollectible accounts receivable (see Note 4 – Accounts Receivable, net). The allowance for credit losses as of December 31, 2021 and 2020 was nil (Note 4 – Accounts Receivable, net).

(j) Other long term assets: As of December 31, 2021 and 2020, the amounts shown as other long term assets mainly reflected deposits of certain sale and leaseback arrangements.

(k) Inventories: Inventories, which are comprised of: (i) bunkers (when applicable) on board of the vessels, are valued at cost as determined on the first-in, first-out basis; and (ii) lubricants and stock provisions on board of the vessels as of the balance sheet date, are valued at cost as determined on the first-in, first-out basis.

(l) Vessels, net: Vessels are stated at historical cost, which consists of the contract price, delivery and acquisition expenses and capitalized interest costs while under construction. Vessels acquired in an asset acquisition or in a business combination are recorded at fair value. Subsequent expenditures for major improvements and upgrades are capitalized, provided they appreciably extend the life, increase the earnings capacity or improve the efficiency or safety of the vessels. The cost and related accumulated depreciation of assets retired or sold are removed from the accounts at the time of sale or retirement and any gain or loss is included in the accompanying consolidated statements of operations. Expenditures for routine maintenance and repairs are expensed as incurred.

Depreciation is computed using the straight line method over the useful life of the vessels, after considering the estimated residual value. Management estimates the residual values of the tanker vessels based on a scrap value cost of steel times the weight of the ship noted in lightweight ton (LWT). Residual values are periodically reviewed and revised to recognize changes in conditions, new regulations or other reasons. Revisions of residual values affect the depreciable amount of the vessels and affects depreciation expense in the period of the revision and future periods. The management after considering current market trends for scrap rates and 10-year average historical scrap rates of the residual values of the Company’s vessels.

Management estimates the useful life of vessels to be 25 years from the vessel’s original construction. However, when regulations place limitations over the ability of a vessel to trade on a worldwide basis, its useful life is re-estimated to end at the date such regulations become effective. An increase in the useful life of a vessel or in its residual value would have the effect of decreasing the annual depreciation charge and extending it into later periods. A decrease in the useful life of a vessel or in its residual value would have the effect of increasing the annual depreciation charge.

(m) Assets held for sale/ Liabilities associated with assets held for sale: It is the Company’s policy to dispose of vessels and other fixed assets when suitable opportunities occur and not necessarily to keep them until the end of their useful life. The Company classifies assets and disposal groups as being held for sale when the following criteria are met: management has committed to a plan to sell the vessel (disposal group); the asset (disposal group) is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of vessels; an active program to locate a buyer and other actions required to complete the plan to sell the asset (disposal group) have been initiated; the sale of the asset (disposal group) is probable and transfer of the asset (disposal group) is expected to qualify for recognition as a completed sale within one year; the asset (disposal group) is being actively marketed for sale at a price that is reasonable in relation to its current fair value; and actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn. Long-lived assets or disposal groups classified as held for sale are measured at the lower of their carrying amount or fair value less cost to sell. These vessels are not depreciated once they meet the criteria to be held for sale.

No assets were classified as held for sale as of December 31, 2021.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

As of December 31, 2020, the container vessels have been re-measured to their fair value less cost to sell leading to a non-cash impairment charge of $3,268, which is included in “Gain on sale of vessels, net and Impairment loss” being recognized in the accompanying consolidated statements of operations. On the re-measurement date the fair value of the vessels was determined based on independent valuation analyses. For the vessels that their sale has been concluded subsequent to year end, their fair value on the re-measurement date was determined on the basis of their concluded sale price. (See Note 8 – Assets held for sale / liabilities associated with assets held for sale)

(n) Leases: Leases where the Company acts as the lessee are classified as either finance or operating leases.

In cases of lease agreements where the Company acts as the lessee, the Company recognizes an operating lease asset and a corresponding lease liability on the consolidated balance sheets. Following initial recognition and with regards to subsequent measurement the Company re-measures lease liability and right of use asset at each reporting date. For lease agreements classified as operating leases where Navios Acquisition is regarded as the lessee, the expense is recognized on a straight-line basis over the rental periods of such lease agreements. The expense is included within the caption “Time charter and voyage expenses”.

Leases where the Company acts as the lessor are classified as either operating or sales-type / direct financing leases.

In cases of lease agreements where the Company acts as the lessor under an operating lease, the Company keeps the underlying asset on the consolidated balance sheets and continues to depreciate the assets over its useful life. In cases of lease agreements where the Company acts as the lessor under a sales-type / direct financing lease, the Company derecognizes the underlying asset and records a net investment in the lease. The Company acts as a lessor under operating leases in connection with all of its charter out – bareboat-out arrangements.

In cases of sale and leaseback transactions, if the transfer of the asset to the lessor does not qualify as a sale, then the transaction constitutes a failed sale and leaseback and is accounted for as a financial liability. For a sale to have occurred, the control of the asset would need to be transferred to the lessor, and the lessor would need to obtain substantially all the benefits from the use of the asset. The Company has entered into six agreements which qualify as failed sale and leaseback transactions as the Company is required to repurchase the vessels at the end of the lease term and the Company has accounted for the six agreements as financing transactions.

Operating lease assets used by Navios Acquisition are reviewed periodically for potential impairment whenever events or changes in circumstances indicate that the carrying amount may not be fully recoverable. Measurement of the impairment loss is based on the fair value of the asset. Navios Acquisition determines the fair value of its assets based on management estimates and assumptions by making use of available market data. In evaluating carrying values of operating lease assets, certain indicators of potential impairment are reviewed, such as undiscounted projected operating cash flows, business plans and overall market conditions.

Undiscounted projected net operating cash flows are determined for each asset group and compared to the carrying value of the operating lease assets.

As of December 31, 2021, the management of the Company has considered various indicators, and concluded that events and circumstances did not trigger the existence of potential impairment of its operating lease assets and that step one of the impairment analysis was not required.

During the fourth quarter of fiscal year 2020, management concluded that events occurred and circumstances had changed, which indicated that potential impairment of Navios Acquisition’s operating lease assets might exist. These indicators included continued volatility in the spot market, and the related impact of the current tanker sector has on management’s expectation for future revenues. As a result, an impairment assessment of operating lease assets (step one) was performed.

The Company determined undiscounted projected net operating cash flows for the chartered-in vessel and compared it to operating lease assets’ carrying value. The significant factors and assumptions used in the undiscounted projected net operating cash flow analysis included: determining the projected net operating cash flows by considering the charter revenues from existing time charters for the fixed fleet days (the Company’s remaining charter agreement rates) and an estimated daily rate for the unfixed days over the remaining lease term.

As of December 31, 2020, the Company’s assessment concluded that step two of the impairment analysis was not required for any charter-in vessel. As a result, the Company did not recognize any impairment loss for the year ended December 31, 2020.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

(o) Impairment of long-lived asset group: Vessels, other fixed assets and other long-lived assets held and used by Navios Acquisition are reviewed periodically for potential impairment whenever events or changes in circumstances indicate that the carrying amount of a particular asset may not be fully recoverable. Navios Acquisition’s management evaluates the carrying amounts and periods over which long-lived assets are depreciated to determine if events or changes in circumstances have occurred that would require modification to their carrying values or useful lives. In evaluating useful lives and carrying values of long-lived assets, certain indicators of potential impairment are reviewed such as, undiscounted projected operating cash flows, vessel sales and purchases, business plans and overall market conditions.

Undiscounted projected net operating cash flows are determined for each asset group and compared to the carrying value of the vessel, the unamortized portion of deferred drydock and special survey costs, the unamortized portion of ballast water treatment system costs, exhaust gas cleaning system costs, the unamortized portion of other capitalized items, if any, and related carrying value of the intangible with respect to the time charter agreement attached to that vessel or the carrying value of deposits for newbuildings, if any. Within the shipping industry, vessels are often bought and sold with a charter attached. The value of the charter may be favorable or unfavorable when comparing the charter rate to then current market rates. The loss recognized either on impairment (or on disposition) will reflect the excess of carrying value over fair value (selling price) for the vessel individual asset group.

As of December 31, 2021, management concluded that events occurred and circumstances had changed, over previous years, which indicated that potential impairment of Navios Acquisition’s long-lived assets might exist. These indicators included continued volatility in the charter market and the related impact of the tanker sector has on management’s expectation for future revenues. As a result, an impairment assessment of long-lived assets (step one) was performed.

The Company determined undiscounted projected net operating cash flows for each vessel and compared it to the vessel’s carrying value together with the carrying value of drydock and special survey costs, ballast water treatment system costs and other capitalized items, if any, related to the vessel. The significant factors and assumptions used in the undiscounted projected net operating cash flow analysis included: determining the projected net operating cash flows by considering the charter revenues from existing time charters for the fixed fleet days (the Company’s remaining charter agreement rates) and an estimated daily time charter equivalent for the unfixed days (based on the 10-year average historical one year time charter rates) over the remaining economic life of each vessel, net of brokerage and address commissions, excluding days of scheduled off-hires, vessel operating expenses fixed until December 2021 and thereafter assuming an annual increase of 3.0% every second year and a utilization rate of 99.1% based on the fleet’s historical performance.

The assessment concluded that no impairment of vessels existed as of December 31, 2021, as the undiscounted projected net operating cash flows exceeded the carrying value. In the event that impairment would occur, the fair value of the related asset would be determined and a charge would be recognized in the statements of operations calculated by comparing the asset’s carrying value to its fair value.

During the fourth quarter of fiscal year 2020, management concluded that events occurred and circumstances had changed, over previous years, which indicated that potential impairment of Navios Acquisition’s long-lived assets might exist. These indicators included continued volatility in the charter market and the related impact of the tanker sector has on management’s expectation for future revenues. As a result, an impairment assessment of long-lived assets (step one) was performed.

Fair value is estimated primarily through the use of third party valuations performed on an individual vessel basis.

Although management believes the underlying assumptions supporting this assessment are reasonable, if charter rate trends vary significantly from the forecasts, management may be required to perform step one of the impairment analysis in the future that could expose Navios Acquisition to material impairment charges in the future.

There was no impairment loss recognized for the years ended December 31, 2021 and December 31, 2020.

During the year ended December 31, 2019, the Company recognized an impairment loss on sale of vessel of $7,287 relating to the sale of the Nave Electron.

(p) Deferred Finance Costs: Deferred finance costs include fees, commissions and legal expenses associated with obtaining or modified credit facilities and are presented as a deduction from the corresponding liability, consistent with debt discount. These costs are amortized over the life of the related facility using the effective interest rate method and are presented under the caption “Interest expense and finance cost”. Amortization and write-off of deferred finance costs and bond premium for each of the years ended December 31, 2021, 2020 and 2019 was $6,868, $5,671 and $4,798, respectively.

(q) Goodwill: Goodwill acquired in a business combination is not to be amortized. Goodwill is tested for impairment at the reporting unit level at least annually and written down with a charge to the statements of operations if the carrying amount exceeds the estimated implied fair value.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

The Company evaluates impairment of goodwill using a two-step process. First, the aggregate fair value of the reporting unit is compared to its carrying amount, including goodwill. The Company determines the fair value of the reporting unit based on a combination of discounted cash flow analysis and an industry market multiple.

If the fair value exceeds the carrying amount, no impairment exists. If the carrying amount of the reporting unit exceeds the fair value, then the Company must perform the second step in order to determine the implied fair value of the reporting unit’s goodwill and compare it with its carrying amount. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit to all the assets and liabilities of that unit, as if the unit had been acquired in a business combination and the fair value of the unit was the purchase price. If the carrying amount of the goodwill exceeds the implied fair value, then goodwill impairment is recognized by writing the goodwill down to its implied fair value.

Navios Acquisition has one reporting unit. No impairment loss was recognized for any of the periods presented.

(r) Intangible assets other than goodwill: The Company’s intangible assets consist of favorable lease terms. When intangible assets (or liabilities) associated with the acquisition of a vessel are identified, they are recorded at fair value. Fair value is determined by reference to market data and the discounted amount of expected future cash flows. Where charter rates are higher than market charter rates, an asset is recorded, being the difference between the acquired charter rate and the market charter rate for an equivalent vessel. Where charter rates are less than market charter rates, a liability is recorded, being the difference between the assumed charter rate and the market charter rate for an equivalent vessel. The determination of the fair value of acquired assets and assumed liabilities requires management to make significant assumptions and estimates of many variables including market charter rates, expected future charter rates, the level of utilization of its vessels and its relevant discount rate. The use of different assumptions could result in a material change in the fair value of these items, which could have a material impact on the Company’s financial position and results of operations.

The amortizable value of favorable leases is amortized over the remaining lease term and the amortization expense is included in the statement of operations in the depreciation and amortization line item.

The amortizable value of favorable leases would be considered impaired if their fair market values could not be recovered from the future undiscounted cash flows associated with the asset.

On September 25, 2019, the U.S. Department of Treasury’s Office of Foreign Assets Control added, amongst others, COSCO Shipping Tanker (Dalian) Co., Ltd. (“COSCO Dalian”) to the Specially Designated Nationals and Blocked Persons list after being determined by the State Department to meet the criteria for the imposition of sanctions under Executive Order 13846. The Company had two VLCCs chartered to COSCO Dalian, the Nave Constellation (ex. Shinyo Saowalak) and the Nave Universe (ex. Shinyo Kieran), through June 18, 2025 and June 8, 2026, respectively, each at a net rate of $48,153 per day, with profit sharing above $54,388. Subsequent to September 30, 2019, both charter contracts were terminated. As a result an impairment loss of $32,688 has been recorded which is included in “Gain on sale of vessels, net and Impairment loss”.

COSCO Dalian was removed from the Specially Designated Nationals and Blocked Persons list on January 31, 2020.

As of each of December 31, 2021 and 2020, the intangible assets of Navios Acquisition were $0.

(s) Deferred Dry dock and Special Survey Costs: Navios Acquisition’s vessels are subject to regularly scheduled drydocking and special surveys which are carried out every 30 or 60 months, depending on the vessel’s age to coincide with the renewal of the related certificates issued by the classification societies, unless a further extension is obtained in rare cases and under certain conditions. The costs of drydocking and special surveys is deferred and amortized over the above periods or to the next drydocking or special survey date if such date has been determined. Unamortized drydocking or special survey costs of vessels sold are written off to the consolidated statements of operations in the year the vessel is sold.

Costs capitalized as part of the drydocking or special survey consist principally of the actual costs incurred at the yard, spare parts, paints, lubricants and services incurred solely during the drydocking or special survey period. For each of the years ended December 31, 2021, 2020 and 2019, the amortization expense was $16,550, $13,493 and $9,576, respectively.

(t) Foreign currency translation: Navios Acquisition’s functional and reporting currency is the U.S. dollar. Navios Acquisition engages in worldwide commerce with a variety of entities. Although, its operations may expose it to certain levels of foreign currency risk, its transactions are predominantly U.S. dollar denominated. Additionally, Navios Acquisition’s wholly owned vessel subsidiaries transacted a nominal amount of their operations in Euros; however, all of the subsidiaries’ primary cash flows are U.S. dollar-denominated. Transactions in currencies other than the functional currency are translated at the exchange rate in effect at the date of each transaction. Differences in exchange rates during the period between the date a transaction denominated in a foreign currency is consummated and the date on which it is either settled or translated, are recognized in the consolidated statements of operations. The foreign currency gains/ (losses) recognized in the accompanying Consolidated Statements of Operations under the caption “Other income” or “Other expense”, for each of the years ended December 31, 2021, 2020 and 2019 were not material for any of these periods.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

(u) Provisions: Navios Acquisition, in the ordinary course of its business, is subject to various claims, suits and complaints. Management, in consultation with internal and external advisors, will provide for a contingent loss in the financial statements if the contingency had been incurred at the date of the financial statements and the likelihood of the loss was probable and the amount of loss can be reasonably estimated. If Navios Acquisition has determined that the reasonable estimate of the loss is a range and there is no best estimate within the range, Navios Acquisition will provide the lower amount of the range. Navios Acquisition, through the Management Agreement with the Manager, participates in Protection and Indemnity (P&I) insurance coverage plans provided by mutual insurance societies known as P&I clubs.

(v) Revenue and Expense Recognition

Revenue from time chartering

Revenues from time chartering and bareboat chartering of vessels are accounted for as operating leases and are thus recognized on a straight line basis as the average lease revenue over the rental periods of such charter agreements, as service is performed. A time charter involves placing a vessel at the charterers’ disposal for a period of time during which the charterer uses the vessel in return for the payment of a specified daily hire rate. Short period charters for less than three months are referred to as spot-charters. Charters extending three months to a year are generally referred to as medium-term charters. All other charters are considered long-term. The Company has determined to recognize lease revenue as a combined single lease component for all time charters (operating leases) as the related lease component and non-lease components will have the same timing and pattern of the revenue recognition of the combined single lease component. The performance obligations in a time charter contract are satisfied over term of the contract beginning when the vessel is delivered to the charterer until it is redelivered back to the Company. Under time charters, operating costs such as for crews, maintenance and insurance are typically paid by the owner of the vessel. Revenues from time chartering and bareboat chartering of vessels amounted to $223,084, $266,020 and $167,743 for the years ended December 31, 2021, 2020 and 2019, respectively. The majority of revenue from time chartering is usually collected in advance.

Pooling arrangements

For vessels operating in pooling arrangements, the Company earns a portion of total revenues generated by the pool, net of expenses incurred by the pool. The amount allocated to each pool participant vessel, including the Company’s vessels, is determined in accordance with an agreed-upon formula, which are determined by the margins awarded to each vessel in the pool based on the vessel’s age, design and other performance characteristics. Revenue under pooling arrangements is accounted for as variable rate operating leases on the accrual basis and is recognized when an agreement with the pool exists, price is fixed, service is provided and the collectability is reasonably assured. The Company recognizes net pool revenue on a monthly and quarterly basis, when the vessel has participated in a pool during the period and the amount of pool revenue can be estimated reliably based on the pool report. The allocation of such net revenue may be subject to future adjustments by the pool however, such changes are not expected to be material. Revenue for vessels operating in pooling arrangements amounted to $22,385, $51,761 and $71,165, for the years ended December 31, 2021, 2020 and 2019, respectively. The majority of revenue from pooling arrangements is usually collected through the month they are incurred.

Revenue from voyage contracts

Under a voyage charter, a vessel is provided for the transportation of specific goods between specific ports in return for payment of an agreed upon freight per ton of cargo. Upon adoption of ASC 606, the Company recognizes revenue ratably from port of loading to when the charterer’s cargo is discharged as well as defer costs that meet the definition of “costs to fulfill a contract” and relate directly to the contract. Revenues earned under voyage contracts amounted $4,869, $9,948 and $33,370 for the years ended December 31, 2021, 2020 and 2019, respectively. Capitalized costs as of December 31, 2021 and 2020 related to costs to fulfill the contract amounted to $357 and $0, respectively, and are included under caption “Prepaid expenses and other current assets”. Accounts receivable, net, as of December 31, 2021 that related to voyage contracts was $263 (December 31, 2020: $252). The majority of revenue from voyage contracts is usually collected after the discharging takes place.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Revenue from profit sharing

Profit-sharing revenues are calculated at an agreed percentage of the excess of the charterer’s average daily income (calculated on a quarterly or half-yearly basis) over an agreed amount and accounted for on an accrual basis based on provisional amounts and for those contracts that provisional accruals cannot be made due to the nature of the profit share elements, these are accounted for on the actual cash settlement or when such revenue becomes determinable. Profit sharing for the years ended December 31, 2021, 2020 and 2019 amounted to $521, $33,709 and $7,839, respectively.

Revenues are recorded net of address commissions. Address commissions represent a discount provided directly to the charterers based on a fixed percentage of the agreed upon charter or freight rate. Since address commissions represent a discount (sales incentive) on services rendered by the Company and no identifiable benefit is received in exchange for the consideration provided to the charterer, these commissions are presented as a reduction of revenue.

Options to extend or terminate a lease

The Company’s vessels have the following options to extent or renew their charters:
Vessel	Option
Perseus N	Charterer’s option to extend the charter for six months at $12,590 net per day.
Nave Pyxis	Charterer has the option to charter the vessel for an optional six months period at a rate of $15,881 net per day.
Nave Rigel	Charterer has the option to charter the vessel for an optional three months period at $16,088 net per day.
Nave Cetus	Charterer has the option to charter the vessel for an optional three months period at $16,088 net per day.
Nave Alderamin	Charterer has the option to charter the vessel for an optional six months period at a rate of $13,956 net per day.
Nave Orion	Charterer has the option to charter the vessel for an optional six months period at a rate of $13,956 net per day.
Nave Capella	Charterer has the option to charter the vessel for an optional six months period at a rate of $13,956 net per day.
Nave Estella	Charterer has the option to charter the vessel for an optional six months period at a rate of $15,400 net per day.
Nave Velocity	Charterer’s option to extend the charter for one year at $16,540 net per day plus one year at $17,528 net per day.
Nave Jupiter	Charterer’s option to extend the charter for an optional year at a rate of $16,491 net per day.
Nave Orbit	Charterer has the option to charter the vessel for an optional 18 months period at a rate of $15,306 net per day.
Nave Atria	Charterer has the option to charter the vessel for an optional 18 months period at a rate of $14,887 net per day.
Contract provides 100% of BITR TD3C-TCE index plus $5,000 premium. Charterer’s option to extend for
Nave Spherical	one year at TD3C-TCE index plus $1,500 premium.
Contract provides adjusted BITR TD3C-TCE index with a floor of $17,775, 100% to Navios up to collar
Nave Galactic	$38,759 and 50% thereafter. Charterer’s option to extend for six months at same terms.
Baghdad	Charterer’s option to extend the bareboat charter for five years at $29,751 net per day.
Erbil	Charterer’s option to extend the bareboat charter for five years at $29,751 net per day.
Nave Titan	Charterer has the option to charter the vessel for an optional six months period at a rate of $13,716 net per day.

Time Charter and Voyage Expenses: Time charter and voyage expenses comprise all expenses related to each particular voyage, including time charter hire paid and voyage freight paid bunkers, port charges, canal tolls, cargo handling, agency fees, brokerage commissions, charter-in expense and the reasonable estimate of the loss for backstop agreements. Time charter expenses are expensed over the period of the time charter and voyage expenses are recognized as incurred. Contract fulfillment costs (mainly consisting of bunker expenses and port dues) for voyage charters are recognized as deferred contract costs and amortized over the voyage period when the relevant criteria under ASC 340-40 are met or are expensed as incurred.

Direct Vessel Expenses: Direct vessel expenses comprise of the amortization of drydock and special survey costs of certain vessels of Navios Acquisition’s fleet and certain extraordinary fees and costs (pursuant to the terms of the management agreement).

Vessel operating expense: Pursuant to the management agreement with the Manager (the “Management Agreement”) dated May 28, 2010 as amended from time to time, the Manager provided commercial and technical management services to Navios Acquisition’s vessels for a fixed daily fee of: (a) $6.5 per MR2 product tanker and chemical tanker vessel; (b) $7.15 per LR1 product tanker vessel; and (c) the current daily fee of $9.5 per VLCC, through May 2020.

In August 2019, Navios Acquisition extended the duration of its existing Management Agreement until January 1, 2025, to be automatically renewed for another five years. In addition fixed vessel operating expenses are fixed for two years commencing from January 1, 2020 at: (a) $6.8 per day per MR2 product tanker and chemical tanker vessel; (b) $7.23 per day per LR1 product tanker vessel; and (c) $9.7 per day per VLCC. The agreement also provides for a technical and commercial management fee of $0.05 per day per vessel and an annual increase of 3% for the remaining period unless agreed otherwise and provides for payment of a termination fee, equal to the fees charged for the full calendar year preceding the termination date, by Navios Acquisition in the event the Management Agreement is terminated on or before December 31, 2024.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Following the Liquidation of Navios Europe I in December 2019, Navios Acquisition acquired three MR1 product tankers and two LR1 product tankers. As per the Management Agreement as amended in December 2019, vessel operating expenses are fixed for two years commencing from January 1, 2020 at: (a) $6.8 per day per MR1 product tanker; and (b) $7.23 per day per LR1 product tanker vessel. All other terms and conditions remained in full force and effect.

Following the Liquidation of Navios Europe II, Navios Acquisition acquired seven containers on June 29, 2020. As per the amendment to the Management Agreement dated June 26, 2020, the vessel operating expenses are fixed at: (a) $5.3 per day per Container vessel of 1,500 TEU up to 1,999 TEU; and (b) $6.1 per day per Container vessel of 2,000 TEU up to 3,450 TEU. All other terms and conditions remained in full force and effect.

Drydocking expenses are reimbursed at cost for all vessels.

General and administrative expenses: On May 28, 2010, Navios Acquisition entered into an Administrative Services Agreement with the Manager, pursuant to which the Manager provides certain administrative management services to Navios Acquisition which include: bookkeeping, audit and accounting services, legal and insurance services, administrative and clerical services, banking and financial services, advisory services, client and investor relations and other services. The Manager is reimbursed for reasonable costs and expenses incurred in connection with the provision of these services. In May 2014, Navios Acquisition extended the duration of its existing Administrative Services Agreement with the Manager, until May 2020.

In August 2019, Navios Acquisition extended the duration of its existing Administrative Services Agreement with the Manager until January 1, 2025, to be automatically renewed for another five years. The agreement also provides for payment of a termination fee, equal to the fees charged for the full calendar year preceding the termination date, by Navios Acquisition in the event the Administrative Services Agreement is terminated on or before December 31, 2024.

Deferred Revenue: Deferred revenue primarily relates to cash received from charterers prior to it being earned. These amounts are recognized as revenue over the voyage or charter period.

Prepaid Expenses and Other Current Assets: Prepaid expenses relate primarily to cash paid in advance for expenses associated with voyages, to working capital advances under pooling arrangements and insurance claims. These amounts are recognized as expense over the voyage or charter period. Insurance claims at each balance sheet date consist of claims submitted and/or claims in the process of compilation or submission (claims pending). They are recorded on an accrual basis and represent the claimable expenses, net of applicable deductibles, incurred through December 31 of each reported period, which are probable to be recovered from insurance companies. Any remaining costs to complete the claims are included in accrued liabilities. The classification of insurance claims into current and non-current assets is based on management’s expectations as to their collection dates.

(w) Financial Instruments and Fair Value: Guidance on Fair Value Measurements provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level I measurements) and the lowest priority to unobservable inputs (Level III measurements).

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. In determining the appropriate levels, the Company performs a detailed analysis of the assets and liabilities that are subject to guidance on Fair Value Measurements.

Financial risk management: Navios Acquisition’s activities expose it to a variety of financial risks including fluctuations in future freight rates, time charter hire rates, and fuel prices, credit and interest rate risk. Risk management is carried out under policies approved by executive management. Guidelines are established for overall risk management, as well as specific areas of operations.

Credit risk: Navios Acquisition closely monitors its exposure to customers and counterparties for credit risk. Navios Acquisition has entered into the Management Agreement with the Manager, pursuant to which the Manager agreed to provide commercial and technical management services to Navios Acquisition. When negotiating on behalf of Navios Acquisition various employment contracts, the Manager has policies in place to ensure that it trades with customers and counterparties with an appropriate credit history.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Foreign exchange risk: Foreign currency transactions are translated into the measurement currency rates prevailing at the dates of transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies are recognized in the consolidated statements of operations.

(x) Dividends: Dividends are recorded in the Company’s financial statements in the period in which they are declared.

(y) Stock based Compensation: The Company accounts for equity instruments issued to employees in accordance with accounting guidance that requires awards to be recorded at their fair value on the date of grant and are amortized over the vesting period of the award. The Company recognizes stock-based compensation expense, for the portion of the awards that are ultimately expected to vest, on a straight line basis over the requisite service period of the award, which is typically its vesting period for those awards.

In December 2017, Navios Acquisition authorized and issued in the aggregate 118,328 restricted shares of common stock to its directors and officers. These awards of restricted common stock are based on service conditions only and vest over four years. The holders of restricted common stock are entitled to dividends paid on the same schedule as paid to the common stock holders of the Company. The fair value of restricted common stock is determined by reference to the quoted stock price on the date of grant of $17.70 per share (or total fair value of $2,094). The effect of compensation expense arising from the stock-based arrangement described above was $98, $296 and $554 for the year ended December 31, 2021, 2020 and 2019, respectively, and it is reflected under the caption “General and administrative expenses” on the consolidated statements of operations. The recognized compensation expense for the year is presented as adjustment to reconcile net income/ (loss) to net cash provided by operating activities on the consolidated statements of cash flows. There were no restricted stock or stock options exercised, forfeited or expired, that were issued in 2017, during the year ended December 31, 2021. As of December 31, 2021 and December 31, 2020, the remaining restricted shares that were issued in 2017, were 0 and 29,251, respectively, and had not yet been vested.

In December 2018, Navios Acquisition authorized and issued in the aggregate 129,269 restricted shares of common stock to its directors and officers. These awards of restricted common stock are based on service conditions only and vest over four years. The holders of restricted common stock are entitled to dividends paid on the same schedule as paid to the holders of common stock of the Company. The fair value of restricted stock is determined by reference to the quoted stock price on the date of grant of $5.36 per share (or total fair value of $693). The effect of compensation expense arising from the stock-based arrangement described above was $75, $185 and $355 for the years ended December 31, 2021, 2020 and 2019, respectively, and is reflected under the caption “General and administrative expenses” on the consolidated statements of operations. The recognized compensation expense for the year is presented as adjustment to reconcile net income/ (loss) to net cash provided by operating activities on the consolidated statements of cash flows. There were no restricted stock or stock options exercised, forfeited or expired, that were issued in 2018, during the year ended December 31, 2021. As of December 31, 2021 and December 31, 2020, the remaining restricted shares that were issued in 2018, were 0 and 63,635, respectively, and had not yet been vested.

Compensation expense is recognized based on a graded expense model over the vesting period.

Following the NNA Merger, the remaining unvested restricted shares were replaced with awards in Navios Partners at an exchanged rate of 1 NNA restricted share to 0.1275 Navios Partners restricted common units.

As of December 31, 2021, there was no estimated compensation cost relating to service conditions of non-vested restricted stock, not yet recognized.

NOTE 3: CASH AND CASH EQUIVALENTS AND RESTRICTED CASH

Cash and cash equivalents consisted of the following:

	December 31, 2021	December 31, 2020
Cash and cash equivalents	$23,922	$40,594
Restricted cash	1,915	763

Total cash and cash equivalents and restricted cash	$25,837	$41,357

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Cash deposits and cash equivalents in excess of amounts covered by government-provided insurance are exposed to loss in the event of non-performance by financial institutions. The Company does maintain cash deposits and equivalents in excess of government-provided insurance limits. The Company also minimizes exposure to credit risk by dealing with a diversified group of major financial institutions.

Restricted cash includes amounts held in retention accounts in order to service debt and interest payments, as required by certain of Navios Acquisition’s credit facilities and financial liabilities.

NOTE 4: ACCOUNTS RECEIVABLE, NET

Accounts receivable consisted of the following:

	December 31, 2021	December 31, 2020
Accounts receivable	$6,242	$8,151
Less: Provision for credit losses	—	—

Accounts receivable, net	$6,242	$8,151

Financial instruments that potentially subject Navios Acquisition to concentrations of credit risk are accounts receivable. Navios Acquisition does not believe its exposure to credit risk is likely to have a material adverse effect on its financial position, results of operations or cash flows.

NOTE 5: INVENTORIES, PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following:

	December 31, 2021	December 31, 2020
Inventories	$7,475	$7,130
Advances for working capital purposes	2,950	2,950
Insurance claims	2,534	2,808
Other prepaid expenses	1,614	378

Total inventories, prepaid expenses and other current assets	$14,573	$13,266

Inventories, are comprised of bunkers, lubricants and stores remaining on board as of balance sheet date.

Claims receivable mainly represent claims against vessels’ insurance underwriters in respect of damages arising from accidents or other insured risks, as well as claims under charter contracts.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

NOTE 6: VESSELS, NET

Vessels	Cost	Accumulated Depreciation	Net Book Value
Balance December 31, 2018	$1,687,274	$(303,669)	$1,383,605
Additions/(Depreciation)	102,637	(63,935)	38,702
Disposals	(77,922)	11,153	(66,769)
Vessels impairment loss	(7,287)	—	(7,287)

Balance December 31, 2019	$1,704,702	$(356,451)	$1,348,251
Additions/(Depreciation)	4,756	(66,629)	(61,873)

Balance December 31, 2020	$1,709,458	$(423,080)	$1,286,378

Additions/(Depreciation)	5,132	(64,729)	(59,597)
Disposals	(72,106)	17,193	(54,913)

Balance December 31, 2021	$1,642,484	$(470,616)	$1,171,868

Additions of vessels

2021

As of December 31, 2021, certain extraordinary fees and costs related to vessels’ regulatory requirements, including ballast water treatment system installation and exhaust gas cleaning system installation, amounted to $5,132 (see Note 15 — Transactions with related parties).

2020

As of December 31, 2020, certain extraordinary fees and costs related to vessels’ regulatory requirements, including ballast water treatment system installation and exhaust gas cleaning system installation, amounted to $4,756 (see Note 15 — Transactions with related parties).

2019

As of December 31, 2019, certain extraordinary fees and costs related to vessels’ regulatory requirements, including ballast water treatment system installation and exhaust gas cleaning system installation, amounted to $18,207 (see Note 15 — Transactions with related parties).

During the quarter ended December 31, 2019, Navios Acquisition acquired five product tankers, two LR1 product tankers and three MR1 product tankers for an acquisition cost of approximately $84,430 in total, following the Liquidation of Navios Europe I, through bank financing of $32,500 and $33,210 receivables (Please refer to Note 9 – Investments in Affiliates).

For each of the vessels purchased from Navios Europe I, the acquisition of all vessels was effected through the acquisition of all of the capital stock of the respective vessel-owning companies, which held the ownership and other contractual rights and obligations related to each of the acquired vessels, including the respective charter-out contracts. Management accounted for each acquisition as an asset acquisition under ASC 805. At the transaction date, the purchase price approximated the fair value of the assets acquired, which was determined based on a combination of methodologies including discounted cash flow analyses and independent valuation analysis.

Disposals of vessels

2021

On March 1, 2021, Navios Acquisition sold the Nave Celeste, a 2003-built VLCC vessel of 298,717 dwt to an unaffiliated third party for a net sale price of $23,523. The loss on sale of the vessel amounted to $1,703, which is included in “Gain on sale of vessels, net and Impairment loss”.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

On June 14, 2021, Navios Acquisition sold the Nave Neutrino, a 2003-built VLCC vessel of 298,287 dwt to an unaffiliated third party for a net sale price of $24,500. The loss on sale of the vessel amounted to $6,172, which is included in “Gain on sale of vessels, net and Impairment loss”.

2019

On March 25, 2019, Navios Acquisition sold the C. Dream, a 2000-built VLCC vessel of 298,570 dwt to an unaffiliated third party for a sale price of $21,750. The gain on sale of the vessel amounted to $651, which is included in “Gain on sale of vessels, net and Impairment loss”.

On May 10, 2019, following a collision incident, Navios Acquisition sold the Shinyo Ocean, a 2001-built VLCC vessel of 281,395 dwt to an unaffiliated third party for a sale price of $12,525. The gain on sale of the vessel, including the insurance claim proceeds, amounted to $2,594, which is included in “Gain on sale of vessels, net and Impairment loss”.

On October 8, 2019, Navios Acquisition sold the Nave Electron, a 2002-built VLCC vessel of 305,178 dwt to an unaffiliated third party for a sale price of $25,250.

Impairment loss

As of December 31, 2021, management concluded that events occurred and circumstances had changed, over previous years, which indicated that potential impairment of Navios Acquisition’s long-lived assets might exist. These indicators included continued volatility in the charter market and the related impact of the tanker sector has on management’s expectation for future revenues. As a result, an impairment assessment of long-lived assets (step one) was performed.

During the fourth quarter of fiscal year 2020, management concluded that events occurred and circumstances had changed, over previous years, which indicated that potential impairment of Navios Acquisition’s long-lived assets might exist. These indicators included continued volatility in the charter market and the related impact of the tanker sector has on management’s expectation for future revenues. As a result, an impairment assessment of long-lived assets (step one) was performed.

There was no impairment loss recognized for the years ended December 31, 2021 and December 31, 2020.

During the year ended December 31, 2019 and as a result of the impairment review performed, it was determined that the carrying amount of one tanker was not recoverable and, therefore, an impairment loss of $7,287 was recognized which is included in “Gain on sale of vessels, net and Impairment loss”.

NOTE 7: GOODWILL

Goodwill as of December 31, 2021 and December 31, 2020 amounted to:

Balance at December 31, 2020	$1,579
Balance at December 31, 2021	$1,579

NOTE 8: ASSETS HELD FOR SALE / LIABILITIES ASSOCIATED WITH ASSETS HELD FOR SALE

Following the Liquidation of Navios Europe II (Note 9 - Investments in affiliates) on June 29, 2020, Navios Acquisition acquired seven vessel owning companies. For each of the vessels purchased from Navios Europe II, the acquisition of all vessels was effected through the acquisition of all of the capital stock of the respective vessel-owning companies, which held the ownership and other contractual rights and obligations related to each of the acquired vessels, including the respective charter-out contracts. Management accounted for each acquisition as an asset acquisition under ASC 805. At the transaction date, the purchase price approximated the fair value of the assets acquired.

Upon acquisition of the vessel owning companies, the Company assessed that all the held for sale criteria were met for their assets, mainly consisting of the vessels owned and reviewed the carrying amounts in connection with their fair market values less any costs to sell. On the transaction date the fair value of the vessels was determined based on a combination of methodologies including discounted cash flow analyses and independent valuation analyses.

During the quarter ended March 31, 2021, Navios Acquisition sold the Solstice N, a 2007-built container vessel of 44,023 dwt to an unaffiliated third party for a net sale price of $10,780 and the Allegro N, a 2014-built container vessel of 46,999 dwt to an unaffiliated third party for a net sale price of $13,793. The gain on sale of the vessels amounted to $780 and $938, respectively, which is included in “Gain on sale of vessels, net and Impairment loss”.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

During the quarter ended June 30, 2021, Navios Acquisition sold the Acrux N, a 2010-built container vessel of 23,338 dwt, the Vita N, a 2010-built container vessel of 23,359 dwt, to unaffiliated third parties and the vessels the Ete N, a 2012-built container vessel of 41,139 dwt, the Fleur N, a 2012-built container vessel of 41,130 dwt, and the Spectrum N, a 2009-built container vessel of 34,333 dwt, to a related party for an aggregate net sale price of $73,483. The gain on sale of the vessels amounted to $20,584, which is included in “Gain on sale of vessels, net and impairment loss”.

Furthermore, liabilities associated with the assets held for sale are separately presented under “Liabilities associated with assets held for sale” in the accompanying consolidated balance sheets. As of December 31, 2021 the balance amounts to $0 (the major class of assets held for sale consisted of the carrying value of vessels as of December 31, 2020: $75,920). As of December 31, 2020, the major class of liabilities associated with assets held for sale, consist of their respective debt with a carrying amount of $31,700, which was repaid in the first quarter of 2021. Please refer to Note 13—Borrowings.

NOTE 9: INVESTMENT IN AFFILIATES

Navios Europe I

On October 9, 2013, Navios Maritime Holdings Inc. (“Navios Holdings”), Navios Acquisition and Navios Partners established Navios Europe I and had economic interests of 47.5%, 47.5% and 5.0%, respectively. On December 18, 2013, Navios Europe I acquired ten vessels for aggregate consideration consisting of (i) cash which was funded with the proceeds of senior loan facility (the “Senior Loan I”) and loans aggregating $10,000 from Navios Holdings, Navios Acquisition and Navios Partners (collectively, the “Navios Term Loans I”) and (ii) the assumption of a junior participating loan facility (the “Junior Loan I”). In addition to the Navios Term Loans I, Navios Holdings, Navios Acquisition and Navios Partners agreed to make available to Navios Europe I revolving loans up to $24,100 to fund working capital requirements (collectively, the “Navios Revolving Loans I”). In December 2018, the availability under the Revolving Loans I was increased by $30,000. Effective November 2014 and through the Liquidation completed in December 2019, Navios Holdings, Navios Acquisition and Navios Partners had a voting interest of 50%, 50% and 0%, respectively.

On an ongoing basis, Navios Europe I was required to distribute cash flows (after payment of operating expenses, amounts due pursuant to the terms of the Senior Loan I and repayments of the Navios Revolving Loans I) according to a defined waterfall calculation.

Following the Liquidation of Navios Europe I, Navios Acquisition acquired five vessel owning companies for an acquisition cost of approximately $84,627 in total.

As of each of December 31, 2021 and 2020, and subsequent to the Liquidation of Navios Europe I, the Company had no exposure.

For the year ended December 31, 2019, income of $1,173 was recognized in “Equity in net earnings of affiliated companies”.

Navios Europe II

On February 18, 2015, Navios Holdings, Navios Acquisition and Navios Partners established Navios Europe II Inc. and had in such entity economic interests of 47.5%, 47.5% and 5.0%, respectively, and voting interests of 50.0%, 50.0% and 0%, respectively. From June 8, 2015 through December 31, 2015, Navios Europe II acquired fourteen vessels for: (i) cash consideration of $145,550 (which was funded with the proceeds of $131,550 of senior loan facilities (the “Senior Loans II”) and loans aggregating $14,000 from Navios Holdings, Navios Acquisition and Navios Partners (collectively, the “Navios Term Loans II”); and (ii) the assumption of a junior participating loan facility (the “Junior Loan II”) with a face amount of $182,150 and fair value of $99,147. In addition to the Navios Term Loans II, Navios Holdings, Navios Acquisition and Navios Partners agreed to make available to Navios Europe II revolving loans up to $57,500 to fund working capital requirements (collectively, the “Navios Revolving Loans II”). On April 21, 2020, Navios Europe II agreed with the lender to fully release the liabilities under the junior participating loan facility for $5,000.

On an ongoing basis, Navios Europe II was required to distribute cash flows (after payment of operating expenses, amounts due pursuant to the terms of the Senior Loans and repayments of the Navios Revolving Loans II) according to a defined waterfall calculation.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Following the liquidation of Navios Europe II, which was completed in June 2020 (“Liquidation of Navios Europe II”), Navios Acquisition acquired seven vessel owning companies. The vessels are containerships and meet the criteria to be accounted for as assets held for sale (see Note 8 – Assets held for sale / Liabilities associated with assets held for sale).

As of each of December 31, 2021 and December 31, 2020, and subsequent to the Liquidation of Navios Europe II, the Company had no exposure.

The decline in the fair value of the investment was considered as other-than-temporary and, therefore, an aggregate loss of $13,900 was recognized as of March 31, 2020 and included in the accompanying consolidated statements of operations for the year ended December 31, 2020, as “Gain on sale of vessels, net and Impairment loss.” The fair value of the Company’s investment was determined based on the liquidation value of Navios Europe II, determined on the individual fair values assigned to the assets and liabilities of Navios Europe II.

For the year ended December 31, 2019, income of $1,775 was recognized in “Equity in net earnings of affiliated companies”.

NOTE 10: ACCOUNTS PAYABLE

Accounts payable as of December 31, 2021 and 2020 consisted of the following:

	December 31, 2021	December 31, 2020
Creditors	$5,645	$5,467
Brokers	2,171	2,796
Professional and legal fees	2,351	2,342

Total accounts payable	$10,167	$10,605

NOTE 11: DIVIDENDS PAYABLE

On January 25, 2019, the Board of Directors declared a quarterly cash dividend in respect of the fourth quarter of 2018 of $0.30 per share of common stock of amount $4,121 which was paid on March 27, 2019 to stockholders of record as of February 27, 2019.

On May 10, 2019, the Board of Directors declared a quarterly cash dividend in respect of the first quarter of 2019 of $0.30 per share of common stock of amount $4,119 which was paid on June 27, 2019 to stockholders of record as of May 29, 2019.

On July 24, 2019, the Board of Directors declared a quarterly cash dividend in respect of the second quarter of 2019 of $0.30 per share of common stock of amount $4,119 which was paid on October 9, 2019, to stockholders of record as of September 25, 2019.

On November 5, 2019, the Board of Directors declared a quarterly cash dividend in respect of the third quarter of 2019 of $0.30 per share of common stock of amount $4,704 which was paid on January 9, 2020, to stockholders of record as of December 17, 2019.

On January 22, 2020, the Board of Directors declared a quarterly cash dividend in respect of the fourth quarter of 2019 of $0.30 per share of common stock of amount $4,762 which was paid on April 7, 2020 to stockholders of record as of March 5, 2020.

On April 29, 2020, the Board of Directors declared a quarterly cash dividend in respect of the first quarter of 2020 of $0.30 per share of common stock of amount $4,809 which was paid on July 9, 2020 to stockholders of record as of June 3, 2020.

On July 28, 2020, the Board of Directors declared a quarterly cash dividend in respect of the second quarter of 2020 of $0.30 per share of common stock of amount $4,929 which was paid on October 8, 2020 to stockholders of record as of September 4, 2020.

On November 2, 2020, the Board of Directors declared a quarterly cash dividend in respect of the third quarter of 2020 of $0.05 per share of common stock of amount $828 which was paid on February 10, 2021 to stockholders of record as of January 12, 2021 and is included under caption “Dividends payable” on the consolidated balance sheets.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

In April 2021, the Board decided to suspend its quarterly dividend to its stockholders.

The declaration and payment of any further dividends remain subject to the discretion of the Board of Directors and will depend on, among other things, Navios Acquisition’s cash requirements as measured by market opportunities and restrictions under its credit agreements and other debt obligations and such other factors as the Board of Directors may deem advisable.

NOTE 12: ACCRUED EXPENSES

Accrued expenses as of December 31, 2021 and December 31, 2020 consisted of the following:

	December 31, 2021	December 31, 2020
Accrued voyage expenses	$1,827	$2,248
Accrued loan interest	2,618	8,194
Accrued legal and professional fees	375	2,083

Total accrued expenses	$4,820	$12,525

NOTE 13: BORROWINGS

	December 31, 2021	December 31, 2020
DVB Bank S.E. and Credit Agricole Corporate and Investment Bank	$—	$36,328
Ship Mortgage Notes $670,000	—	602,600
Deutsche Bank AG Filiale Deutschlandgeschaft and Skandinaviska Enskilda Banken AB	—	16,099
BNP Paribas $44,000	—	24,000
HCOB $24,000	—	15,991
HCOB $31,800	—	28,416
Eurobank S.A. $20,800	16,000	19,200
BNP Paribas and Credit Agricole Corporate and Investment Bank $96,000	61,226	—
DNB $72,710	46,000	—

Total credit facilities	$123,226	$742,634
Sale and Leaseback Agreements–$71,500	49,156	55,115
Sale and Leaseback Agreements–$103,155	73,886	88,654
Sale and Leaseback Agreements–$15,000	10,469	12,344
Sale and Leaseback Agreements–$47,220	33,709	40,408
Sale and Leaseback Agreements–$90,811	68,198	79,504
Sale and Leaseback Agreements–$72,053	58,256	68,470

Total borrowings	$416,900	$1,087,129
Less: Deferred finance costs, net	(12,448)	(10,826)
Add: bond premium	—	284
Less: current portion of credit facilities, net of deferred finance costs	(18,997)	(666,027)
Less: current portion of Sale and Leaseback Agreements, net of deferred finance costs	(48,419)	(38,745)

Total long-term borrowings, net of current portion, bond premium and deferred finance costs	$337,036	$371,815

Long-Term Debt Obligations and Credit Arrangements

Ship Mortgage Notes:

8 1/8% First Priority Ship Mortgages: On November 13, 2013, the Company and its wholly owned subsidiary, Navios Acquisition Finance (US) Inc. (“Navios Acquisition Finance” and together with the Company, the “2021 Co-Issuers”) issued $610,000 in first priority ship mortgage notes (the “Existing Notes”) due on November 15, 2021 at a fixed rate of 8.125%.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

On March 31, 2014, the Company completed a sale of $60,000 of its first priority ship mortgage notes due in 2021 (the “Additional Notes,” and together with the Existing Notes, the “2021 Notes” or the “Ship Mortgage Notes”). The terms of the Additional Notes were identical to the Existing Notes and were issued at 103.25% plus accrued interest from November 13, 2013.

The 2021 Co-Issuers had the option to redeem the 2021 Notes in whole or in part, at a fixed price of 106.094% of the principal amount, which price declined ratably until it reached par in 2019, plus accrued and unpaid interest, if any.

In addition, upon the occurrence of certain change of control events, the holders of the 2021 Notes had the right to require the 2021 Co-Issuers to repurchase some or all of the 2021 Notes at 101% of their face amount, plus accrued and unpaid interest to the repurchase date.

The 2021 Notes contained covenants which, among other things, limited the incurrence of additional indebtedness, issuance of certain preferred stock, the payment of dividends, redemption or repurchase of capital stock or making restricted payments and investments, creation of certain liens, transfer or sale of assets, entering in transactions with affiliates, merging or consolidating or selling all or substantially all of the 2021 Co-Issuers’ properties and assets and creation or designation of restricted subsidiaries.

In connection with the release of the Nave Celeste and the Nave Neutrino from the 2021 Notes, the Nave Spherical and an amount of $5,228 were added as collateral.

In the second quarter of 2021, Navios Acquisition repurchased $53,297 of its Ship Mortgage Notes for a cash consideration of $42,479 resulting in a gain on bond repurchase of $10,698 net of deferred fees written-off.

In the third quarter of 2021, Navios Acquisition repurchased $151,825 of its Ship Mortgage Notes for a cash consideration of $131,898 resulting in a gain on bond repurchase of $19,927.

On August 26, 2021, Navios Acquisition called for redemption by delivery all of its outstanding Ship Mortgage Notes by delivery of a redemption notice to the registered holders of the Ship Mortgage Notes and remitted to the indenture trustee the aggregate redemption price payable to the holders of the Ship Mortgage Notes to satisfy and discharge Navios Acquisition’s obligations under the indenture relating to the Ship Mortgage Notes. Navios Acquisition funded the approximately $397,478 aggregate redemption price with net proceeds from the sale by Navios Acquisition pursuant to the NNA Merger (in reliance on the exemption from registration provided for under Section 4(a)(2) of the Securities Act) of 44,117,647 shares of Navios Acquisition common stock to Navios Partners for an aggregate purchase price of $150,000 (the “Equity Issuance”), and borrowings under the Hamburg Commercial Bank AG facility dated in August 2021 and BNP Paribas S.A. Bank facility dated in August 2021. The Ship Mortgage Notes were redeemed in full on September 25, 2021. Following the redemption, an amount of $434 concerning deferred fees written-off was included under the caption “Gain on bond repurchase” in the consolidated statements of operations.

Credit Facilities

As of December 31, 2021, the Company had secured credit facilities with various commercial banks with a total outstanding balance of $123,226.

DVB Bank S.E. and Credit Agricole Corporate and Investment Bank: On December 29, 2011, Navios Acquisition entered into a loan agreement with DVB Bank SE and Credit Agricole Corporate and Investment Bank of up to $56,250 (divided into two tranches of $28,125 each) to partially finance the purchase price of two MR2 product tanker vessels. Each tranche of the facility was repayable in 32 quarterly installments of $391 each with a final balloon payment of $15,625 to be repaid on the last repayment date. The repayment started three months after the delivery of the respective vessel and bore interest at a rate of LIBOR plus: (a) up to but not including the drawdown date, 175 bps per annum; (b) thereafter until, but not including, the tenth repayment date, 250 bps per annum; and (c) thereafter 300 bps per annum. On December 15, 2021, Navios Acquisition fully repaid the outstanding balance of $33,594. Following this repayment, an amount of $155 was written-off from the deferred finance fees.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Deutsche Bank AG Filiale Deutschlandgeschaft and Skandinaviska Enskilda Banken AB: In November 2015, Navios Acquisition, entered into a term loan facility of up to $125,000 (divided into five tranches) with Deutsche Bank AG Filiale Deutschlandgeschaft and Skandinaviska Enskilda Banken AB for the: (i) financing of the purchase price of the Nave Spherical; and (ii) the refinancing of the existing facility with Deutsche Bank AG Filiale Deutschlandgescaft and Skandinaviska Enskilda Banken AB, dated July 18, 2014. Four of the five tranches of the facility were repayable in 20 quarterly installments of between approximately $435 and $1,896, each with a final balloon repayment to be made on the last repayment date. The fifth tranche was repayable in 16 quarterly installments of between approximately $709 and $803, each. The maturity date of the loan was in the fourth quarter of 2020. The credit facility bore interest at LIBOR plus 295 bps per annum. In March 2021, Navios Acquisition fully repaid the amount of $16,100.

On March 23, 2018, Navios Acquisition prepaid $26,770, being the respective tranche of the Deutsche Bank AG Filiale Deutschlandgeschaft and Skandinaviska Enskilda Banken AB facility that was drawn to finance the Nave Equinox and the Nave Pyxis, which substituted the Nave Galactic as collateral vessels under the 8 1/8% 2021 Notes. Following the prepayment, an amount of $297 was written-off in the consolidated statement of operations. On June 18, 2020, Navios Acquisition prepaid $16,272, being the respective tranche of the Deutsche Bank AG Filiale Deutschlandgeschaft and Skandinaviska Enskilda Banken AB facility that was drawn to finance the Nave Sextans. Following the prepayment, an amount of $26 was written-off in the consolidated statement of operations. In October 2020, Navios Acquisition extended the maturity date of the loan to February 2021. As of December 31, 2020, the outstanding balance under this facility was $16,099. In February 2021, Navios Acquisition further extended the maturity date of the loan to March 2021. In March 2021, Navios Acquisition fully repaid the amount of $16,099.

BNP Paribas S.A. Bank Facilities: On December 18, 2015, Navios Acquisition, through certain of its wholly owned subsidiaries, entered into a term loan facility agreement of up to $44,000 with BNP Paribas, as agent and the lenders named therein, for the partial post-delivery financing of a LR1 product tanker and a MR2 product tanker. The credit facility was repayable in 12 equal consecutive semi-annual installments in the amount of $2,000 each, with a final balloon payment of $20,000 repaid on the last repayment date. The loan matured in December 2021. The loan bore interest at LIBOR plus 230 bps per annum. In December 2021, the outstanding balance of the loan amounting to $22,000 was fully repaid.

In August 2021, Navios Acquisition, entered into a loan facility agreement of up to $96,000 with BNP Paribas and Credit Agricole Corporate and Investment Bank (the “$96.0 Facility”), in order to partially refinance the existing indebtedness of five tanker vessels. In December 2021, the $96.0 Facility was amended, in order to replace and release Navios Acquisition as guarantor with Navios Partners and to add one container vessel of Navios Containers as collateral. Following the amendment, as of December 31, 2021, the remaining outstanding balance of the credit facility for the tanker vessels was $61,226 of Navios Acquisition and is repayable in 15 equal consecutive quarterly installments in the amount of $3,350 each, with a final balloon payment of $10,972 to be repaid on the last repayment date. The facility matures in the third quarter of 2025 and bears interest at LIBOR plus 285 bps per annum.

Hamburg Commercial Bank AG Facilities: In June 2017, Navios Acquisition entered into a loan facility with Hamburg Commercial Bank AG (the “HCOB”) for an amount of $24,000 to refinance an existing credit facility with ABN AMRO Bank N.V. of its two chemical tankers. The facility was repayable in 17 equal consecutive quarterly installments of $572 each, with a final balloon payment of the balance to be repaid on the last repayment date. The facility was scheduled to mature in September 2021 and bore interest at LIBOR plus 300 bps per annum. In August 2021, the outstanding balance of the loan amounted to $14,847 which was prepaid and refinanced.

In October 2019, Navios Acquisition entered into a loan agreement with Hamburg Commercial Bank AG of up to $31,800 in order to refinance one VLCC. The facility was repayable in four quarterly installments of $846 each with a final balloon payment of $28,416 repayable on the last repayment date. The facility was expected to mature in October 2020 and bore interest at LIBOR plus 280 bps per annum. In October 2020, Navios Acquisition extended the maturity date of the loan to October 2024. The remaining balance of the facility was repayable in 16 quarterly installments of $846 each with a final balloon payment of $14,880 repayable on the last repayment date and bore interest at LIBOR plus 390 bps per annum. In August 2021, the outstanding balance of the loan amounted to $25,878 which was prepaid and refinanced.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

In August 2021, Navios Acquisition entered into a loan agreement with Hamburg Commercial Bank AG and Alpha Bank S.A. of $190,216 in order to partially refinance the existing indebtedness of seven tanker vessels. Pursuant to an amendment and restatement in December 2021, Navios Acquisition was released and replaced as borrower with Navios Partners, and two container vessels were added as collateral. As of December 31, 2021, the outstanding balance of the loan amounted to $0.

Eurobank S.A: In June 2020, Navios Acquisition entered into a loan agreement with Eurobank S.A. of $20,800 in order to refinance two LR1s. The facility matures in June 2024 and bears interest at LIBOR plus 300 bps per annum. As of December 31, 2021, the remaining outstanding balance of the credit facility was $16,000 and is repayable in ten quarterly installments of $800 each with a final balloon payment of $8,000 repayable on the last repayment date.

DNB BANK ASA Credit Facilities: On December 13, 2021, three subsidiaries of Navios Acquisition and two subsidiaries of Navios Partners entered into a new sustainability linked credit facility with DNB Bank ASA of up to $72,710 for the refinancing of their existing obligations. On December 15, 2021, the full amount, which includes a tranche of $46,000 related to our subsidiaries, was drawn. As of December 31, 2021, the Navios Acquisition’s tranche is repayable in 19 consecutive quarterly installments of $1,275 each following a final balloon payment of $21,775 to be paid on the last repayment date. The facility matures in the fourth quarter of 2026 and bears interest at LIBOR plus a margin (ranging from 270 bps to 280 bps per annum depending on the emission efficiency ratio of the vessels as defined in the loan agreement).

Amounts drawn under the facilities are secured by first preferred mortgages on vessels and other collateral, such as, among others, guarantees, share and account pledges. The credit facilities contain a number of restrictive covenants that prohibit or limit Navios Acquisition from, among other things: incurring or guaranteeing indebtedness; entering into affiliate transactions; changing the flag, class, management or ownership of Navios Acquisition’s vessels; changing the commercial and technical management of Navios Acquisition’s vessels; selling Navios Acquisition’s vessels; and subordinating the obligations under each credit facility to any general and administrative costs relating to the vessels, including the fixed daily fee payable under the Management Agreement. The credit facilities also require Navios Acquisition to comply with the ISM Code and ISPS Code and to maintain valid safety management certificates and documents of compliance at all times.

As of December 31, 2021, no amount was available to be drawn from the Company’s facilities.

Sale and Leaseback Agreements

As of December 31, 2021, the Company had sale and leaseback agreements with various unrelated third parties with a total outstanding balance of $293,674.

As of each of December 31, 2021 and December 31, 2020, the deposits under the sale and leaseback agreements were $9,058, and are presented under “Other long term assets” in the consolidated balance sheets.

On March 31, 2018, Navios Acquisition entered into a $71,500 sale and leaseback agreement with unrelated third parties to refinance the outstanding balance of the existing facility on four product tankers. Navios Acquisition has a purchase obligation to acquire the vessels at the end of the lease term and under ASC 842-40, the transaction was accounted for as a failed sale. In accordance with ASC 842-40 the Company did not derecognize the respective vessels from its balance sheet and accounted for the amounts received under sale and lease back agreement as a financial liability. In April 2018, the Company drew $71,500 under this agreement. The agreement is repayable in 24 equal consecutive quarterly installments of approximately $1,490 each, with a repurchase obligation of $35,750 on the last repayment date. The sale and leaseback agreement matures in April 2024 and bears interest at LIBOR plus 305 bps per annum. As of December 31, 2021, the outstanding balance under this agreement was $49,156.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

In March and April 2019, Navios Acquisition entered into sale and leaseback agreements with unrelated third parties for $103,155 in order to refinance $50,250 outstanding on the existing facility on three product tankers and to finance the acquisition of two product tankers. Navios Acquisition has a purchase obligation to acquire the vessels at the end of the lease term and under ASC 842-40, the transaction was determined to be a failed sale. Following a prepayment made in April 2021, the agreements will be repayable in 17 equal consecutive quarterly installments of $2,267 each, followed by one quarterly installment of $1,369, with a purchase obligation of $33,975 to be repaid on the last repayment date. The sale and leaseback agreements mature in March and April 2026 respectively, and bear interest at LIBOR plus 350 bps per annum. As of December 31, 2021, the outstanding balance under these agreements was $73,886.

In August 2019, the Company entered into an additional sale and leaseback agreement of $15,000, with unrelated third parties in order to refinance one product tanker. Navios Acquisition has a purchase option in place and an assessment has been performed indicating that the likelihood of the vessel remaining in the property of the lessor is remote. In such a case, the buyer-lessor does not obtain control of the vessel and under ASC 842-40, the transaction was determined to be a failed sale. Navios Acquisition is obligated to make 60 consecutive monthly payments of approximately $156, commencing as of August 2019 with a purchase obligation of $5,625 to be repaid on the last repayment date. The agreement matures in August 2024 and bear interest at LIBOR plus an implied margin of 380 bps per annum. As of December 31, 2021, the outstanding balance under this agreement was $10,469.

In September 2019, Navios Acquisition entered into additional sale and leaseback agreements with unrelated third parties for $47,220 in order to refinance three product tankers. Navios Acquisition has a purchase obligation to acquire the vessels at the end of the lease term and under ASC 842-40, the transaction was determined to be a failed sale. Following a prepayment made in April 2021, the agreements is repayable through periods ranging from four to seven years in consecutive quarterly installments of up to $1,362 each, with a purchase obligation of $17,950 to be repaid on the last repayment date. The agreements mature in September 2023 and September 2026 and bear interest at LIBOR plus a margin ranging from 350 bps to 360 per annum, depending on the vessel financed. As of December 31, 2021, the outstanding balance under this agreement was $33,709.

In October 2019, Navios Acquisition entered into sale and leaseback agreements with unrelated third parties for $90,811 in order to refinance six product tankers. Navios Acquisition has a purchase obligation to acquire the vessels at the end of the lease term and under ASC 842-40, the transaction was determined to be a failed sale. The agreements are repayable through periods ranging from three to eight years in consecutive quarterly installments of up to $2,827 each, with a repurchase obligation of up to $25,810 in total. The sale and leaseback arrangement bears interest at LIBOR plus a margin ranging from 335 bps to 355 bps per annum, depending on the vessel financed. As of December 31, 2021, the outstanding balance under this agreement was $68,198.

In June 2020, Navios Acquisition entered into sale and leaseback agreements with unrelated third parties for $72,053 in order to refinance one MR1, one MR2 and two LR1s. Navios Acquisition has a purchase obligation to acquire the vessels at the end of the lease term and under ASC 842-40, the transaction was determined to be a failed sale. Following a prepayment made in April 2021, the agreements are repayable through periods ranging from four to seven years in consecutive quarterly installments of up to $1,791 each, with a repurchase obligation of up to $23,913 in total. The sale and leaseback arrangements bear interest at LIBOR plus a margin ranging from 390 bps to 410 bps per annum, depending on vessel financed. As of December 31, 2021, the outstanding balance under the agreements was $58,256.

The annualized weighted average interest rates of the Company’s total borrowings were 6.1%, 6.4% and 7.1% for the years ended December 31, 2021, 2020 and 2019, respectively.

The maturity table below reflects the principal payments for the next five years and thereafter of all borrowings of Navios Acquisition outstanding as of December 31, 2021, based on the repayment schedules of the respective credit facilities and financial liabilities (as described above).

Long-Term Debt Obligations:
Year
December 31, 2022	71,833
December 31, 2023	67,586
December 31, 2024	103,151
December 31, 2025	48,212
December 31, 2026	83,788
December 31, 2027 and thereafter	42,330

Total	$416,900

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

The Company’s credit facilities and certain financial liabilities also require compliance with a number of financial covenants, some of which are tested at the Navios Partners level following the completion of the NNA Merger, including: (i) maintain a required security ranging over 105% to 135%; (ii) minimum free consolidated liquidity in an amount equal to $500 per owned vessel and a number of vessels as defined in the Company’s credit facilities and financial liabilities; (iii) maintain a ratio of EBITDA to interest expense of at least 2.00:1.00; (iv) maintain a ratio of total liabilities or total debt to total assets (as defined in the Company’s credit facilities) ranging from less than 0.75 to 0.80; and (v) maintain a minimum net worth of $135,000.

It is an event of default under the credit facilities and certain financial liabilities if such covenants are not complied with in accordance with the terms and subject to the prepayments or cure provisions of the facilities.

As of December 31, 2021, Navios Acquisition was in compliance with the financial covenants and/or the prepayments and/or the cure provisions, as applicable, in each of its credit facilities and certain financial liabilities.

NOTE 14: FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash and cash equivalents: The carrying amounts reported in the consolidated balance sheets for interest bearing deposits approximate their fair value because of the short maturity of these investments.

Restricted Cash: The carrying amounts reported in the consolidated balance sheets for interest bearing deposits approximate their fair value because of the short maturity of these investments.

Accounts receivable, net: Carrying amounts are considered to approximate fair value due to the short-term nature of these accounts receivables and no significant changes in interest rates. All amounts that are assumed to be uncollectible are written-off and/or reserved.

Accounts payable: The carrying amount of accounts payable reported in the balance sheet approximates its fair value due to the short-term nature of these accounts payable and no significant changes in interest rates.

Due from related parties, long-term: The carrying amount of due from related parties, long-term reported in the balance sheet approximates its fair value.

Other long-term debt, net of deferred finance costs: The outstanding balance of the floating rate loans continues to approximate its fair value, excluding the effect of any deferred finance costs.

Ship Mortgage Notes and premiums: The fair value of the 2021 Notes, which has a fixed rate, was determined based on quoted market prices, as indicated in the table below.

Loans payable to parent group companies: The outstanding balance of the loans approximates its fair value, excluding the effect of any deferred finance costs.

Assets held for sale: The carrying amount of assets held for sale includes vessels held for sale of which carrying amount approximates its fair value due to the fact that their remeasurement was based on either concluded sales prices or third party valuations performed on an individual basis and no significant changes in fair values of similar vessels and other assets held for sale of which carrying amount approximates the fair value due to the short-term nature and no significant changes in interest rates.

Liabilities associated with assets held for sale: Liabilities associated with assets held for sale consist mainly of floating rate loans and continue to approximate their fair value.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Due to parent group companies, short-term: The carrying amount of due to parent group companies, short-term reported in the balance sheet approximates its fair value.

Due to related parties, short-term: The carrying amount of due to related parties, short-term reported in the balance sheet approximates its fair value.

	December 31, 2021		December 31, 2020
	Book Value	Fair Value	Book Value	Fair Value
Cash and cash equivalents	$23,922	$23,922	$40,594	$40,594
Restricted cash	$1,915	$1,915	$763	$763
Accounts receivable, net	$6,242	$6,242	$8,151	$8,151
Accounts payable	$(10,167)	$(10,167)	$(10,605)	$(10,605)
Ship mortgage notes and premium	$—	$—	$(600,638)	$(400,554)
Other long-term debt	$(404,452)	$(416,900)	$(475,949)	$(484,529)
Loans payable to parent group companies	$(334,797)	$(335,134)	$—	$—
Due from related parties, long-term	$14,223	$14,223	$14,658	$14,658
Assets held for sale	$—	$—	$77,831	$77,831
Liabilities associated with assets held for sale	$—	$—	$(34,071)	$(34,071)
Due to parent group companies, short-term	$(25,685)	$(25,685)	$—	$—
Due to related parties, short-term	$(25,910)	$(25,910)	$—	$—

Fair Value Measurements

The estimated fair value of the financial instruments that are not measured at fair value on a recurring basis, categorized based upon the fair value hierarchy, is as follows:

Level I: Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets that we have the ability to access. Valuation of these items does not entail a significant amount of judgment.

Level II: Inputs other than quoted prices included in Level I that are observable for the asset or liability through corroboration with market data at the measurement date.

Level III: Inputs that are unobservable. The Company did not use any Level III inputs as of December 31, 2021 and December 31, 2020.

	Fair Value Measurements as at December 31, 2021
	Total	Level I	Level II	Level III
Cash and cash equivalents	$23,922	$23,922	$—	$—
Restricted cash	$1,915	$1,915	$—	$—
Accounts receivable	$6,242	$6,242	$—	$—
Accounts payable	$(10,167)	$(10,167)	$—	$—
Other long-term debt(1)	$(416,900)	$—	$(416,900)	$—
Loans payable to parent group companies (5)	$(335,134)	$—	$(335,134)	$—
Due from related parties, long-term (2)	$14,223	$—	$(14,223)	$—
Due to parent group companies, short-term (6)	$(25,685)	$—	$(25,685)	$—
Due to related parties, short-term (7)	$(25,910)	$—	$(25,910)	$—

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

	Fair Value Measurements as at December 31, 2020
	Total	Level I	Level II	Level III
Cash and cash equivalents	$40,594	$40,594	$—	$—
Restricted cash	$763	$763	$—	$—
Accounts receivable	$8,151	$8,151	$—	$—
Accounts payable	$(10,605)	$(10,605)	$—	$—
Ship mortgage notes and premium	$(400,554)	$(400,554)	$—	$—
Other long-term debt (1)	$(484,529)	$—	$(484,529)	$—
Due from related parties, long-term (2)	$14,658	$—	$14,658	$—
Assets held for sale (3)	$77,831	$—	$77,831	$—
Liabilities associated with assets held for sale (4)	$(34,071)	$—	$(34,071)	$—

(1)

The fair value of the Company’s other long-term debt is estimated based on currently available debt with similar contract terms, interest rate and remaining maturities as well as taking into account the Company’s creditworthiness.

(2)

The fair value of the Company’s long term amounts due from related parties is estimated based on currently available debt with similar contract terms, interest rate and remaining maturities as well as taking into account the counterparty’s creditworthiness.

(3)

The fair value of the Company’s assets held for sale depends on the fair value of the vessels accounted for as held for sale and is estimated based on their concluded sale prices or third party valuations performed on an individual basis using available data for vessels with similar characteristics, age and capacity. The fair value of assets held for sale is considered level 2.

(4)

The fair value of the Company’s liabilities associated with assets held for sale depended mainly on the fair value of floating rate loans and was based on available debt with similar contract terms, interest rate and remaining maturities as well as taking into account the Company’s creditworthiness. The fair value of the liabilities associated with assets held for sale was considered level 2.

(5)

The fair value of the Company’s loans payable to parent group companies is estimated based on currently available debt with similar contract terms, interest rate and remaining maturities as well as taking into account the Company’s creditworthiness.

(6)

The fair value of the Company’s short term amounts due to parent group companies is estimated based on currently available debt with similar contract terms, interest rate and remaining maturities as well as taking into account the counterparty’s creditworthiness.

(7)

The fair value of the Company’s short term amounts due to related parties is estimated based on currently available debt with similar contract terms, interest rate and remaining maturities as well as taking into account the counterparty’s creditworthiness.

NOTE 15: TRANSACTIONS WITH RELATED PARTIES

Vessel operating expenses: Pursuant to Management Agreement, the Manager provided commercial and technical management services to Navios Acquisition’s vessels for a fixed daily fee of: (a) $6.5 per MR2 product tanker and chemical tanker vessel; (b) $7.15 per LR1 product tanker vessel; and (c) the current daily fee of $9.5 per VLCC, through May 2020.

In August 2019, Navios Acquisition extended the duration of its existing Management Agreement with the Manager until January 1, 2025, to be automatically renewed for another five years. In addition, fixed vessel operating expenses are fixed for two years commencing from January 1, 2020 at: (a) $6.8 per day per MR2 product tanker and chemical tanker vessel; (b) $7.23 per day per LR1 product tanker vessel; and (c) $9.7 per day per VLCC. The agreement also provides for a technical and commercial management fee of $0.05 per day per vessel and an annual increase of 3% for the remaining period unless agreed otherwise and provides for payment of a termination fee, equal to the fees charged for the full calendar year preceding the termination date, by Navios Acquisition in the event the Management Agreement is terminated on or before December 31, 2024.

Following the Liquidation of Navios Europe I in December 2019, Navios Acquisition acquired three MR1 product tankers and two LR1 product tankers. As per the Management Agreement, as further amended in December 2019, vessel operating expenses are fixed for two years commencing from January 1, 2020 at: (a) $6.8 per day per MR1 product tanker; and (b) $7.23 per day per LR1 product tanker vessel. All other terms and conditions remained in full force and effect.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Following the Liquidation of Navios Europe II, Navios Acquisition acquired seven containers on June 29, 2020. As per the amendment to the Management Agreement dated June 26, 2020, the vessel operating expenses are fixed at: (a) $5.3 per day per Container vessel of 1,500 TEU up to 1,999 TEU; and (b) $6.1 per day per Container vessel of 2,000 TEU up to 3,450 TEU. All other terms and conditions remained in full force and effect.

Drydocking expenses are reimbursed at cost for all vessels.

During the years ended December 31, 2021 and 2020 certain extraordinary fees and costs related to regulatory requirements, including ballast water treatment system installation and exhaust gas cleaning system installation and under Company’s Management Agreement amounted to $5,132 and $4,756, respectively, and are presented under “Acquisition of vessels/ vessels improvements” in the consolidated Statements of Cash Flows (Please refer to Note 6 – Vessels, net). During year ended December 31, 2021, certain extraordinary fees and costs related to Covid-19 measures, including crew related expenses, amounted to $2,607 are presented under the caption of “Direct vessel expenses” in the Consolidated Statements of Operations. During year ended December 31, 2021, certain extraordinary fees and costs related to Covid-19 measures, including crew related expenses, amounted to $1,117 are presented under the caption of “Other expense” in the Consolidated Statements of Operations.

Total fixed vessel operating expenses for each of the years ended December 31, 2021, 2020 and 2019 amounted to $120,281, $127,611 and $107,748, respectively.

General and administrative expenses: On May 28, 2010, Navios Acquisition entered into an Administrative Services Agreement with the Manager, pursuant to which the Manager provides certain administrative management services to Navios Acquisition which include: bookkeeping, audit and accounting services, legal and insurance services, administrative and clerical services, banking and financial services, advisory services, client and investor relations and other services. The Manager is reimbursed for reasonable costs and expenses incurred in connection with the provision of these services. In May 2014, Navios Acquisition extended the duration of its existing Administrative Services Agreement with the Manager, until May 2020.

In August 2019, Navios Acquisition extended the duration of its existing Administrative Services Agreement with the Manager until January 1, 2025, to be automatically renewed for another five years. The Administrative Services Agreement also provides for payment of a termination fee, equal to the fees charged for the full calendar year preceding the termination date, by Navios Acquisition in the event the Administrative Services Agreement is terminated on or before December 31, 2024.

For each of the years ended December 31, 2021, 2020 and 2019 the expense arising from administrative services rendered by the Manager amounted to $14,210, $13,075 and $11,101, respectively, and is presented under the caption “General and administrative expenses” in the consolidated statements of operations.

Balance due from/(to) related parties: Balance due from related parties, long-term as of December 31, 2021, was $14,223 (December 31, 2020: $14,658) and the balance due to related parties was $25,910 as of December 31, 2021 (December 31, 2020: $30,082). The balances mainly consisted of administrative fees, drydocking, extraordinary fees and costs related to regulatory requirements including ballast water treatment system, other expenses, as well as fixed vessel operating expenses, in accordance with the Management Agreement.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Omnibus Agreements

Acquisition Omnibus Agreement: Navios Acquisition entered into an omnibus agreement (the “Acquisition Omnibus Agreement”) with Navios Holdings and Navios Partners in connection with the closing of Navios Acquisition’s initial vessel acquisition, pursuant to which, among other things, Navios Holdings and Navios Partners agreed not to acquire, charter-in or own liquid shipment vessels, except for container vessels and vessels that are primarily employed in operations in South America without the consent of an independent committee of Navios Acquisition. In addition, Navios Acquisition, under the Acquisition Omnibus Agreement, agreed to cause its subsidiaries not to acquire, own, operate or charter-in drybulk carriers under specific exceptions. Under the Acquisition Omnibus Agreement, Navios Acquisition and its subsidiaries grant to Navios Holdings and Navios Partners a right of first offer on any proposed sale, transfer or other disposition of any of its drybulk carriers and related charters owned or acquired by Navios Acquisition. Likewise, Navios Holdings and Navios Partners agreed to grant a similar right of first offer to Navios Acquisition for any liquid shipment vessels they might own. These rights of first offer will not apply to a: (a) sale, transfer or other disposition of vessels between any affiliated subsidiaries, or pursuant to the existing terms of any charter or other agreement with a counterparty; or (b) merger with or into, or sale of substantially all of the assets to, an unaffiliated third party.

Midstream Omnibus Agreement: Navios Acquisition entered into an omnibus agreement (the “Midstream Omnibus Agreement”), with Navios Midstream, Navios Holdings and Navios Partners in connection with the Navios Midstream IPO, pursuant to which Navios Acquisition, Navios Midstream, Navios Holdings, Navios Partners and their controlled affiliates generally have agreed not to acquire or own any VLCCs, crude oil tankers, refined petroleum product tankers, liquefied petroleum gas (“LPG”) tankers or chemical tankers under time charters of five or more years without the consent of the Navios Midstream General Partner. The Midstream Omnibus Agreement contains significant exceptions that have allowed Navios Acquisition, Navios Holdings, Navios Partners or any of their controlled affiliates to compete with Navios Midstream under specified circumstances.

Under the Midstream Omnibus Agreement, Navios Midstream and its subsidiaries have granted to Navios Acquisition a right of first offer on any proposed sale, transfer or other disposition of any of its VLCCs or any crude oil tankers, refined petroleum product tankers, LPG tankers or chemical tankers and related charters owned or acquired by Navios Midstream. Likewise, Navios Acquisition have agreed (and will cause its subsidiaries to agree) to grant a similar right of first offer to Navios Midstream for any of the VLCCs, crude oil tankers, refined petroleum product tankers, LPG tankers or chemical tankers under charter for five or more years it might own. These rights of first offer do not apply to a: (a) sale, transfer or other disposition of vessels between any affiliated subsidiaries, or pursuant to the terms of any charter or other agreement with a charter party, or (b) merger with or into, or sale of substantially all of the assets to, an unaffiliated third-party.

Navios Containers Omnibus Agreement: In connection with the Navios Maritime Containers Inc. (“Navios Containers Inc.”) private placement and listing on the Norwegian over-the-counter market effective June 8, 2017, Navios Acquisition entered into an omnibus agreement with Navios Containers Inc., Navios Midstream, Navios Holdings and Navios Partners, pursuant to which Navios Acquisition, Navios Holdings, Navios Partners and Navios Midstream have granted to Navios Containers Inc. (which includes its successors, namely Navios Maritime Containers LP and Navios Containers) a right of first refusal over any container vessels to be sold or acquired in the future. The omnibus agreement contains significant exceptions that will allow Navios Acquisition, Navios Holdings, Navios Partners and Navios Midstream to compete with Navios Containers Inc. under specified circumstances.

Navios Midstream General Partner Option Agreement with Navios Holdings: Navios Acquisition entered into an option agreement, dated November 18, 2014, with Navios Holdings under which Navios Acquisition grants Navios Holdings the option to acquire any or all of the outstanding membership interests in Navios Midstream General Partner and all of the incentive distribution rights in Navios Midstream representing the right to receive an increasing percentage of the quarterly distributions when certain conditions are met. The option shall expire on November 18, 2024. Any such exercise shall relate to not less than twenty-five percent of the option interest and the purchase price for the acquisition of all or part of the option interest shall be an amount equal to its fair market value.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Loan payable to related company: On March 19, 2021, Navios Acquisition entered into a secured loan agreement with a subsidiary of N Shipmanagement Acquisition Corp. (“NSM”), an entity affiliated with Navios Acquisition’s Chairwoman and Chief Executive Officer, for a loan of up to $100,000 to be used for general corporate purposes (the “NSM Loan Agreement”). The Loan was repayable in two years and bore interest at a rate of 11% per annum, payable quarterly. Navios Acquisition had the right to defer all scheduled capital and interest payments, in which case the applicable interest rate would be of 12.5% per annum. By July 1, 2021, the full amount was drawn.

In August 2021, Navios Acquisition entered into a supplemental agreement (the “Supplemental Loan Agreement”) to amend the NSM Loan Agreement. The Supplemental Loan Agreement provided for: (i) the issuance of 8,823,529 newly-issued shares of common stock of Navios Acquisition in settlement of $30,000 of the outstanding balance of the NSM Loan; and (ii) the repayment of $35,000 of the outstanding balance of the NSM Loan in cash as of the date of the Supplemental Loan Agreement and the repayment in cash on January 7, 2022 of the remainder of the outstanding balance of the NSM Loan, of approximately $33,112. Upon completion of the NNA Merger, the newly-issued shares of common stock of Navios Acquisition were converted into common units of Navios Partners on the same terms as is applicable to other outstanding shares of common stock of Navios Acquisition.

Following the issuance of 8,823,529 newly-issued shares of common stock of Navios Acquisition in settlement of $30,000 of the outstanding balance of the NSM Loan, the difference between the carrying value of the NSM Loan and the fair value of the issued shares, amounting to $10,853 was recorded under the caption “Gain on loan conversion to common stock”, in the consolidated statements of operations.

On December 23, 2021, the outstanding amount of $33,112 was repaid. As of December 31, 2021, there was no outstanding balance of the NSM Loan.

Balance due to parent group companies, short-term: Balance due to parent group companies, short-term as of December 31, 2021 amounted to $25,685 (December 31, 2020: $0).

Loans payable to parent group companies: Loans payable to parent group companies (both short and long term) as of December 31, 2021 amounted to $334,797 (December 31, 2020: $0) and related to amounts due to Navios Partners and its subsidiaries as per below:

Navios Partners Loan Agreement

In connection with the execution of the Merger Agreement, on August 24, 2021, the Company and Navios Partners entered into a loan agreement (the “NMM Loan Agreement”) under which Navios Partners agreed to make available to the Company a working capital facility of up to $45,000. As of the date hereof, the full amount of the facility has been drawn. The full amounts borrowed, including accrued and unpaid interest are due and payable on the date that is one year following the date hereof. The facility bears interest at the rate of 11.50% per annum. As of December 31, 2021, the outstanding balance of the NMM Loan amounted to $44,664, net of deferred fees.

Other Loan Agreements

On December 23, 2021, a subsidiary of Navios Partners and Navios Acquisition entered into a loan facility under which Navios Partners agreed to make available to Navios Acquisition a facility of up to $33,112 for general corporate purposes. As of the date hereof, the full amount of the facility has been drawn. As of December 31, 2021, the outstanding balance of the facility was $33,112. The facility matures in the third quarter of 2024 and bears interest at the rate of 11.0% per annum.

On December 17, 2021, pursuant to an amendment and restatement in the credit facility with HCOB (see Note 13—Borrowings), Navios Acquisition guarantee was released. A subsidiary of Navios Partners agreed to make available to Navios Acquisition a facility of up to $182,872 for general corporate purposes. As of the date hereof, the full amount of the facility has been drawn. As of December 31, 2021, the remaining outstanding balance of the credit facility was $182,872 and is repayable in ten quarterly installments of $7,343 each, and four quarterly installments of $4,518 each, with a final balloon payment of $91,367, to be repaid on the last repayment date. The facility matures in the second quarter of 2025 and bears interest at LIBOR plus 295 bps per annum.

On December 17, 2021, Navios Maritime Containers Sub L.P. (“Navios Containers”) and Navios Acquisition entered into a loan agreement under which Navios Containers agreed to make available to Navios Acquisition a facility of up to $30,149 for general corporate purposes. As of the date hereof, the full amount of the facility has been drawn. As of December 31, 2021, the remaining outstanding balance of the credit facility was $30,149 and is repayable in 15 equal consecutive quarterly installments in the amount of $1,650 each, with a final balloon payment of $5,403 to be repaid on the last repayment date. The facility matures in the third quarter of 2025 and bears interest at LIBOR plus 285 bps per annum.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

On December 15, 2021, Navios Partners and Navios Acquisition entered into a loan agreement under which Navios Partners agreed to make available to Navios Acquisition a facility of up to $23,700 for general corporate purposes. As of the date hereof, the full amount of the facility has been drawn. As of December 31, 2021, the outstanding balance of the facility was $23,700. The facility matures in the third quarter of 2024 and bears interest at the rate of 300 bps per annum.

On December 15, 2021, Navios Partners, Navios Containers and Navios Acquisition entered into a loan agreement under which Navios Containers and Navios Partners agreed to make available to Navios Acquisition a facility of up to $20,300 for general corporate purposes. As of the date hereof, the full amount of the facility has been drawn. As of December 31, 2021, the outstanding balance of the facility was $20,300. The facility matures in the fourth quarter of 2024 and bears interest at LIBOR plus 230 bps per annum.

NOTE 16: COMMITMENTS AND CONTINGENCIES

In September 2018, Navios Acquisition agreed to a 12-year bareboat charter-in agreement with de-escalating purchase options for Baghdad and Erbil, two newbuilding Japanese VLCCs of 313,433 dwt and 313,486 dwt, respectively. On October 28, 2020, Navios Acquisition took delivery of the vessel Baghdad. The average daily rate under bareboat charter-in agreement of the Baghdad amounts to $21. On February 17, 2021, Navios Acquisition took delivery of the vessel Erbil. The average daily rate under bareboat charter-in agreement of the Erbil amounts to $21. As of December 31, 2021, the total amount of $2,685 is presented under the caption “Other long-term assets” in the Consolidated Balance Sheets.

In the first quarter of 2019, Navios Acquisition exercised its option to a 12-year bareboat charter-in agreement with de-escalating purchase options for Nave Electron, a newbuilding Japanese VLCC of 313,239 dwt. On August 30, 2021, Navios Acquisition took delivery of the vessel Nave Electron. The average daily rate under bareboat charter-in agreement of the Nave Electron amounts to $21. As of December 31, 2021, the total amount of $1,942 is presented under the caption “Other long-term assets” in the Consolidated Balance Sheets.

In the second quarter of 2020, Navios Acquisition exercised its option for a fourth newbuilding Japanese VLCC of approximately 310,000 dwt under a 12-year bareboat charter agreement with de-escalating purchase options and expected delivery in the second half of 2022. As of December 31, 2021, the total amount of $65 is presented under the caption “Other long-term assets” in the Consolidated Balance Sheets.

The future minimum commitments as of December 31, 2021 of Navios Acquisition under its bareboat charter-in agreements are as follows:

Amount
Lease Obligations (Bareboat Charter-in):
Year
2022	28,010
2023	31,974
2024	32,062
2025	31,974
2026	31,910
2027 and thereafter	200,203

Total	$356,133

The Company is involved in various disputes and arbitration proceedings arising in the ordinary course of business. Provisions have been recognized in the financial statements for all such proceedings where the Company believes that a liability may be probable, and for which the amounts are reasonably estimable, based upon facts known at the date of the financial statements were prepared. In the opinion of the management, the ultimate disposition of these matters individually and in aggregate will not materially affect the Company’s financial position, results of operations or liquidity.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

NOTE 17: COMMON STOCK

Equity Offering

In October 2019, Navios Acquisition completed a registered direct offering of 1,875,000 shares of its common stock at $8.00 per share, raising gross proceeds of $15,000. Total net proceeds of the above transactions, net of agents’ costs of $675 and offering costs of $957, amounted to $13,368.

Continuous Offering Program

On November 29, 2019, as further updated on December 23, 2019 to provide for Navios Acquisition’s replacement of its expiring universal shelf, Navios Acquisition entered into a Continuous Offering Program Sales Agreement, pursuant to which Navios Acquisition could issue and sell from time to time through the sales agent shares of common stock having an aggregate offering price of up to $25,000. The sales were being made pursuant to a prospectus supplement as part of a shelf registration statement which was set to expire in December 2019. Navios Acquisition went effective on a new shelf registration statement which was declared effective on December 23, 2019. Accordingly, an updated Continuous Offering Program Sales Agreement (the “Sales Agreement”) was entered into on December 23, 2019. As before, the Sales Agreement contained, among other things, customary representations, warranties and covenants by Navios Acquisition and indemnification obligations of the parties thereto as well as certain termination rights for such parties. As of December 31, 2021, since the commencement of the program, Navios Acquisition had issued 2,132,595 shares of common stock and received net proceeds of $9,212. Following the de-listing of shares of Navios Acquisition the Company is no longer able to make public sales of its stock.

Stock based compensation

During the fiscal year 2020 and 2021, the Company did not authorize and issue any restricted shares of common stock to its directors and officers.

2018

In December 2018, Navios Acquisition authorized and issued in the aggregate 129,269 restricted shares of common stock to its directors and officers. These awards of restricted common stock are based on service conditions only and vest over four years. The holders of restricted common stock are entitled to dividends paid on the same schedule as paid to the common stock-holders of the company. The fair value of restricted stock is determined by reference to the quoted stock price on the date of grant of $5.36 per share (or total fair value of $693). Compensation expense is recognized based on a graded expense model over the vesting period.

The effect of compensation expense arising from the stock-based arrangement described above was $75, $185 and $355 for the years ended December 31, 2021, 2020 and 2019, and is reflected in general and administrative expenses on the consolidated statements of operations. The recognized compensation expense for the year is presented as adjustment to reconcile net (loss)/ income to net cash (used in)/ provided by operating activities on the consolidated statements of cash flows.

There were no restricted stock or stock options exercised, forfeited or expired, that were issued in 2018, during the year ended December 31, 2021.

As of December 31, 2021 and December 31, 2020, the remaining restricted shares that were issued in 2018, were 0 and 63,635, respectively, and had not yet been vested.

As of December 31, 2021, there was no estimated compensation cost relating to service conditions of non-vested restricted stock, not yet recognized.

Following the NNA Merger, the remaining unvested restricted shares were replaced with awards in Navios Partners at an exchanged rate of 1 NNA restricted share to 0.1275 Navios Partners restricted common units.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

2017

In December 2017, Navios Acquisition authorized and issued in the aggregate 118,328 restricted shares of common stock to its directors and officers. These awards of restricted common stock are based on service conditions only and vest over four years. The holders of restricted common stock are entitled to dividends paid on the same schedule as paid to the common stock holders of the Company. The fair value of restricted common stock is determined by reference to the quoted stock price on the date of grant of $17.70 per share (or total fair value of $2,094). Compensation expense is recognized based on a graded expense model over the vesting period.

The effect of compensation expense arising from the stock-based arrangement described above was $98, $296 and $554 for the year ended December 31, 2021, 2020 and 2019, respectively, and it is reflected under the caption “General and administrative expenses” on the consolidated statements of operations. The recognized compensation expense for the year is presented as adjustment to reconcile net income/ (loss) to net cash provided by operating activities on the consolidated statements of cash flows.

There were no restricted stock or stock options exercised, forfeited or expired, that were issued in 2017, during the year ended December 31, 2021.

As of December 31, 2021 and December 31, 2020, the remaining restricted shares that were issued in 2017, were 0 and 29,251, respectively, and had not yet been vested.

As of December 31, 2021, there was no estimated compensation cost relating to service conditions of non-vested restricted stock, not yet recognized.

Following the NNA Merger, the remaining unvested restricted shares were replaced with awards in Navios Partners at an exchanged rate of 1 NNA restricted share to 0.1275 Navios Partners restricted common units.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

NOTE 18: INCOME TAXES

Marshall Islands, Cayman Islands, British Virgin Islands, and Hong Kong, do not impose a tax on international shipping income. Under the laws of these countries, the countries of incorporation of the Company and its subsidiaries and /or vessels’ registration, the companies are subject to registration and tonnage taxes.

In accordance with the currently applicable Greek law, foreign-flagged vessels that are managed by Greek or foreign ship management companies having established an office in Greece on the basis of the applicable licensing regime are subject to tax liability towards the Greek state which is calculated on the basis of the relevant vessels’ tonnage. A tax credit is recognized for tonnage tax (or similar tax) paid abroad, up to the amount of the tax due in Greece. The owner, the manager and the bareboat charterer or the financial lessee (where applicable) are liable to pay the tax due to the Greek state. The payment of said tax exhausts the tax liability of the foreign ship owning company, the bareboat charterer, the financial lessee (as applicable) and the relevant manager against any tax, duty, charge or contribution payable on income from the exploitation of the foreign flagged vessel outside Greece.

The amount included in Navios Acquisition’s statements of operations for each of the years ended December 31, 2021, 2020 and 2019, related to the Greek Tonnage tax was $798, $825 and $897, respectively.

Pursuant to Section 883 of the Internal Revenue Code of the United States (the “Code”), U.S. source income from the international operation of ships is generally exempt from U.S. income tax if the company operating the ships meets certain incorporation and ownership requirements. Among other things, in order to qualify for this exemption, the company operating the ships must be incorporated in a country, which grants an equivalent exemption from income taxes to U.S. corporations. All the Navios Acquisition’s ship-operating subsidiaries satisfy these initial criteria. In addition, these companies must meet an ownership test. Subject to proposed regulations becoming finalized in their current form, the management of Navios Acquisition believes by virtue of a special rule applicable to situations where the ship operating companies are beneficially owned by a publicly traded company like Navios Acquisition, the second criterion can also be satisfied based on the trading volume and ownership of the Company’s shares, but no assurance can be given that this will remain so in the future.

NOTE 19: LEASES

Time charter-out, bareboat charter-out contracts and pooling arrangements

The Company’s contract revenues from time chartering-out, bareboat chartering-out and pooling arrangements are governed by ASC 842. For further analysis, refer to Note 2—Summary of significant Accounting Policies.

Bareboat charter-in contract

The Company has performed an assessment considering the lease classification criteria under ASC 842 for the vessels Baghdad and Erbil (see Note 16 – Commitments and contingencies) and concluded that the arrangements are operating leases. Consequently, the Company has recognized an operating lease liability based on the net present value of the remaining charter-in payments and a corresponding operating lease asset at an amount equal to the operating lease liability. The agreement includes optional periods, which are not recognized as part of the operating lease asset and the operating lease liability.

Based on management estimates and market conditions, the lease term of this lease is being assessed at each balance sheet date. At lease commencement, the Company determines a discount rate to calculate the present value of the lease payments so that it can determine lease classification and measure the lease liability. In determining the discount rate to be used at lease commencement, the Company used its incremental borrowing rate as there was no implicit rate included in charter-in contracts that can be readily determinable. The incremental borrowing rate is the rate that reflects the interest a lessee would have to pay to borrow funds on a collateralized basis over a similar term and in a similar economic environment. The Company then applies the respective incremental borrowing rate based on the remaining lease term of the specific lease. As of the date of delivery of the two newbuilding Japanese VLCC vessels, the Baghdad and the Erbil, on October 28, 2020 and February 17, 2021, respectively, Navios Acquisition’s incremental borrowing rate was approximately 6%. The average daily rate under bareboat charter-in agreement for each of the Baghdad and the Erbil amounts to $21.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

On August 30, 2021, Navios Acquisition took delivery of the Nave Electron, a 2021-built VLCC vessel of 313,329 dwt. The bareboat charter-in provides for purchase options with de-escalating purchase prices starting on the end of the fourth year and an average daily rate of $21. The Company has performed an assessment considering the lease classification criteria under ASC 842 and concluded that the arrangement is an operating lease. Consequently, the Company has recognized an operating lease liability based on the net present value of the remaining charter-in payments and a right-of-use asset at an amount equal to the operating liability adjusted for the carrying amount of the straight-line liability. Navios Acquisition’s incremental borrowing rate was approximately 4% for the Nave Electron.

As of December 31, 2021 and December 31, 2020, the unamortized balance of the lease liability amounted to $197,662 and $65,511, respectively, and is presented under “Operating lease liabilities, net of current portion” and “Operating lease liabilities, current portion” in the consolidated balance sheets. Right of use asset amounted to $198,097 and $65,544 as at December 31, 2021 and December 31, 2020, respectively, and is presented under “Operating lease assets” in the consolidated balance sheets.

The Company recognizes in relation to the operating lease for the charter-in agreement the charter-in hire expense in the consolidated statements of operations on a straight-line basis over the lease term. Lease expense for the year ended December 31, 2021 and 2020, amounted to $18,071 and $1,454, respectively, is included in the consolidated statements of operations under the caption “Time charter and voyage expenses”.

The table below provides the total amount of lease payments on an undiscounted basis on Company’s bareboat chartered-in contracts as of December 31, 2021:

Period		Charter-in vessel in Operation
December 31, 2022	$	23,981
December 31, 2023		23,981
December 31, 2024		24,046
December 31, 2025		23,981
December 31, 2026		23,916
December 31, 2027 and thereafter		142,385

Total	$	262,290

Operating lease liabilities, including current portion	$	197,662

Discount based on incremental borrowing rate	$	64,628

Bareboat charter-out contract

Subsequently to the charter-in agreement, the Company entered into charter-out agreements for a firm charter period of 10-years for the vessels Baghdad and Erbil. The agreement includes an optional period of 5 years. The Company performed also an assessment of the lease classification under the ASC 842 and concluded that the arrangements are operating leases.

The Company recognizes in relation to the operating leases for the charter-out agreements the charter-out hire income in the consolidated statements of operations on a straight-line basis. As of December 31, 2021, the charter hire income (net of commissions, if any) amounted to $19,679 and it is included in the consolidated statements of operations under “Revenue”.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Time charter-out / Bareboat charter-out:

The future minimum contractual lease income (time charter-out / bareboat charter-out rates are presented net of commissions) as of December 31, 2021 is as follows:

Period	Amount
December 31, 2022	133,833
December 31, 2023	63,709
December 31, 2024	59,768
December 31, 2025	45,887
December 31, 2026	29,360
December 31, 2027 and thereafter	80,832

Total minimum lease revenue, net of commissions	$413,389

Revenues from time charters are not generally received when a vessel is off-hire, including time required for scheduled maintenance of the vessel.

NOTE 20: SUBSEQUENT EVENTS

The Company has determined that no events occurred after the year ended December 31, 2021 until the issuance of its consolidated financial statements that should be disclosed.